Exhibit 99.1

National Instrument 43-101
Basin Gulch Gold Property
Independent Third-Party Evaluation
Granite County, Montana

JANUARY 15, 2010

Prepared For:

Dutch Gold Resources, Inc. 3500 Lenox Road Atlanta, Georgia 30326

Prepared by:

OFFICE  360-823-0916   FAX  360-823-0918
EMAIL dbrown@dbrown-assoc.com
PO Box 87938   Vancouver, WA 98687

/s/ David E. Brown, RG
David E. Brown, RG
Principal

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

i

6.0	INTERPRETATIONS AND RECOMMENDATIONS			52
	6.1	Interpretations		52
	6.2	Further Work		53
		6.2.1	Exploration	53
		6.2.2	Test Mining	54

7.0	REFERENCES			55

Certificate of Qualifications				58
Consent Form				59
______________________________________________________

FIGURES

TABLES

Table 1:	KCA Head Assay Results	41
Table 2:	KCA Summary of Cyanide Bottle Roll Test	42
Table 3:	KCA Metal Recoveries	43
Table 4:	Ore Volumes From Drilling Results, Block A	47
Table 5:	Ore Volumes From Drilling Results, Block B	48
Table 6:	GEMCOM Computer Modeling Results	50

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

EXECUTIVE SUMMARY

This NI 43-101, Independent Third-Party Evaluation, commissioned by Dutch Gold Resources, Inc., is for the Basin Gulch project, which is an advanced exploration and test mining gold porphyry project in Montana.  The project consists of eleven patented mining claims, totaling about 217.9 acres; and an additional 50 unpatented mining claims totaling approximately 1,000 acres, all surrounded by the Deer Lodge National Forest.  The claims are located at the head of Basin Gulch, Quartz Gulch, and Cornish Gulch on the northern slopes of the West Fork Buttes, within the Sapphire Range of the Western Montana Rocky Mountains.  The property is about 19 road miles west of the town of Philipsburg, Montana, within the Rock Creek Mining District of Granite County.  The patented property is owned by the Metesh Family of Phillipsburg, and is under lease agreements to Dutch Gold Resources, Inc.  The unpatented claims have been staked by, and are under control of, Dutch Gold Resources, Inc.  The Basin Gulch area is historically a placer mining area lacking an historical association with an operating lode mine.  The local placers have been operated since before the turn of the 20th century, and continue today.

The lode mineralization at the head of Basin Gulch is associated with a series of gaseous Eocene silicic intrusives that invaded between the plates of two Precambrian thrust sheets of the Belt Super Group.  The intrusives formed a major diatreme complex that is centered on the gold and silver mineralization.  The intrusive event also formed a number of smaller, parasitic diatremes scattered throughout the property and off the property for several miles in all directions.  The gold mineralization is found throughout the site near the surface, and at depths in excess of 1,000 feet at levels averaging between 0.012 and 0.026 ounces per ton, with the high grade zones associated with the edges of the various diatremes and post- and pre-diatreme faulting that cut the diatremes.  The high grade zones appear associated with voids formed within the diatreme when juvenile and surrounding bedrock material fell back into the diatreme throat during periods of quiescence, and within voids in the surrounding shattered bedrock.  This association with voids and faulting has been recognized at other gold sites and is well described in the literature.  The results of a CSAMT study indicate the mineralized diatreme complex extends to below the geophysical study datum of 1,500 feet.  However, the site has only been drilled to a depth of just over 1,000 feet, well above the boiling point level in the diatreme.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

The ore itself is fairly simple and not associated with significant sulfide mineralization.  The gold encountered so far in the drill holes is free in nature, being fine to very coarse, and easily extracted using cyanidation.  Test beneficiation work done for Cable Mountain Mine indicates a recovery rate of perhaps over 95% with a simple cross-current cyanidation mill.  Other potentially acceptable recovery methods are also being considered.

Cable Mountain Mine Inc., who discovered the Basin Gulch deposit in 1987, explored the lode source of the placer gold from the late 1980s until 1997.  To date, 323 reverse circulation and core holes have been drilled on the property for a total of 89,800 feet, with holes ranging from 80 feet to 1,045 feet in depth.  In addition, 40 test trenches with a total length of 17,000 feet have been excavated and sampled.  Cable Mountain Mine, Inc., Chevron Resources, and Cyprus Exploration have performed the work at various stages in the project.  All of this work was supervised or reviewed by Dutch Gold Resources President, Rauno Perttu, which provides a continuity of the work performed.  In addition to the drilling, there have been two geophysical surveys, a soil geochemistry survey, topographic surveys, geologic mapping, and pre-development biological, cultural and hydrological studies completed on the property.

Two high grade targets, termed Ore Block A and Ore Block B, were blocked out in a 2006 NI 43-101 prepared by David Brown & Associates, based on a portion of the property with a high density of drilling.  They are both located on the edges of the major diatreme complex at the head of Basin Gulch.  David Brown & Associates, using a very simple averaging technique based on the numerous drill hole assays, yielded a total of 341,000 ounces of gold for combined Probable and Proven gold for the Ore Reserves in Blocks A and B only.  This study did not include gold-equivalent silver, which occurs at an approximate ratio of about 20 ounces of silver for every ounce of gold.

A previous study, commissioned in 1996 by Cable Mountain Mine performed by GEMCOM of Reno, Nevada yielded a combined volume of Proven and Probable gold and gold-equivalent silver ranging from 2,803,970 ounces Au with an average grade of 0.026 ounces per ton to 7,600,000 ounces Au with an average grade of 0.012 ounces per ton Au.  Cutoff grade in all cases was 0.005 ounces per ton Au.  The work by GEMCOM was preliminary in nature, was never formalized beyond the draft stage, only included about one third of all the drill holes on the site, and did not make a distinction between the two grades of resource.  The drill holes that were not included in the GEMCOM study were all of the holes drilled by Cable Mountain in late 1996 and all of 1997.  Because all of the drill holes and drill hole assays were not used for these calculations, and both estimates are open in all directions, these volume estimates should be viewed as an approximate low end of the total gold present on the site.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

Based on the results of this third-party evaluation, several recommendation are made to complete field evaluation of this advanced exploration project.  The following are those basic elements.

❑
Complete a detailed 3D CSAMT study that incorporates the results of the earlier work, which was very effective in identifying the mineralized diatremes.  Extend this study to a depth of at least several thousand feet and a mile or more in all directions.  Use the results of this study for efficient location of the proposed drill holes.

❑	Complete drilling and sampling of the two high grade zones with diamond core drilling to give an adequate evaluation of potential ore volumes.

❑	Complete several core holes in the areas of one and two-point anomalies that were encountered during the previous exploration efforts.

❑	Perform an updated probabilistic model of the gold volume on the site to help assess new drill targets and high grade zones.

❑	Perform test underground mining in the two high grade targets after completion of the drilling recommended above.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

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❑	Evaluate the open pit potential of the property utilizing non-cyanide recovery techniques.

❑	Re-start definition of biological and hydrological baselines that was begun in the 1990s, leading to production permitting. This should occur at the same time as the exploration is being done.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

1.0
INTRODUCTION AND
TERMS OF REFERENCE

1.1	INTRODUCTION

Dutch Gold Resources, Inc. (Dutch) of Atlanta, Georgia has acquired Aultra Gold, Inc (Aultra) of Jacksonville, Oregon, through a Stock Transfer Agreement.  Aultra will now function as a wholly-owned subsidiary of Dutch.  Aultra previously had obtained the mining rights to the Basin Gulch patented mining property (Figure 1 and Figure 2) through a Royalty Agreement with the Metesh family of Philipsburg, Montana.  The Agreement calls for a $50,000 minimum annual royalty payment to the Metesh Family, who also retains surface rights to the property and a capped 2% Net Smelter Royalty.

Figure 1:  Project Location

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

Dutch now controls the entire Basin Gulch property from Eureka Gulch, south to the head of Basin Gulch, including several high-grade gold targets, which were the subject of a two previous NI 43-101 evaluations1,2.  In addition, in late 2009, Aultra re-staked an additional 50 unpatented claims (Figure 2), surrounding the Metesh group of claims.

A National Instrument 43-101 prepared in 2006 by David Brown & Associates focused on two high grade targets at the head of Basin Gulch.  The second National Instrument 43-101 prepared in 2009 by David Brown & Associates focused on the high grade targets plus it incorporated the work performed by GEMCOM in 1996.  This latest 2010 NI 43-101 document updates ownership, claims position and exploration strategy for the entire Basin Gulch property.

The Basin Gulch area has historically been mined by traditional placer methods, including hydraulic mining since the early part of the last century.  The remains of this mining activity still exist on the site3 in the form of collapsed short portals, excavations, tailings piles, mine ponds, remains of log cabins and out buildings, log and dirt dams, and hydraulic diversion structures.  Information reviewed for this report, such as a yearly report from 19154, and historic descriptions by the State of Montana5, indicates, while placer mining was active in the gulch, only modest production was realized.  The work does, however, include hints of lode mineralization in the Basin Gulch area that was never exploited to any extent.  During the DBA 2009 site visit, an active small placer operation at the head of Basin Gulch was observed.  During the 1990s a large, active placer operation was also worked on adjacent Quartz Gulch6 (Figure 1).

Cable Mountain Mine Inc. (CMM), who discovered the Basin Gulch deposit, explored the lode source of the placer gold from the late 1980s until 1997.  To date, 323 reverse circulation and core holes have been drilled on the property for a total of 89,800 feet, with the holes ranging from 80 feet to 1,050 feet in depth.  In addition, 40 test trenches with a total length of 17,000 feet have been excavated and sampled7.  Cable Mountain Mine, Inc., Chevron Resources, and Cyprus Exploration have performed the work.  In addition to the drilling, there have been two geophysical surveys, soil geochemistry surveys, topographic surveys, geologic mapping, and pre-development biological, cultural and hydrological studies carried out on the property.  A probabilistic GEMCOM computer model of the mineralization aimed at open-pit development was generated in 1996.  These studies, in whole, or in part, were reviewed in preparation of this report.

1
David Brown & Associates, 2006, Preliminary Draft Report National Instrument 43-101F Basin Gulch Gold Property Independent Third-Party Evaluation Granite County, Montana:  Third-party evaluation prepared for Dutch Mining, Ltd, 46p.

2
David Brown & Associates, 2009, National Instrument 43-101 Basin Gulch Gold Property Independent Third-Party Evaluation Granite County, Montana:  Third-party evaluation prepared for Aultra Gold, Inc., 53p.

3	GCM Services, Inc., 1996, Cultural Resources Inventory and Evaluation: 1,080 Acres on Cornish and Basin Gulches Granite County, Montana: Consulting Report to Cable Mountain Mine, Inc, 68p.
4	Berry, F.J., 1915, Letter report to the Basin Mining Company of St. Louis, Missouri on Yearly Exploration and Development Activities: 4 p.
5	www.DEQ.mt.gov/AbandonedMines.
6	Perttu, Rauno, 2006, Personal Communication and Photo Archives.
7	Perttu, Rauno, 1996, Ibid.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

The Basin Gulch Project is an advanced stage exploration project with a substantial investment already made in previous exploration work on the property.  However, no mining has yet taken place on the site, beyond the placer and very limited lode operations, for which no detailed records exist.

Dutch has proposed as a next step to undertake an extensive drilling and sampling program that will coincide with focused underground test development and production programs.  The drilling will be aimed at deeper zones within the diatreme complex and open-pit development and the underground work will be aimed primarily at test mining the high-grade gold zones identified in the 2006 and 2009 NI 43-1018 studies.

1.2	TERMS OF REFERENCE

David Brown & Associates (DBA) was retained by Dutch to perform an independent third-party compilation and review of all available data, both public and proprietary, and to prepare this summary of the geology and mineral potential and a description of the proposed advanced exploration and test mining program at the Basin Gulch property in Granite County, Montana.  A number of consultants, exploration companies, and Federal and State of Montana Agencies, other than DBA, prepared the geological and mineralogical models of Basin Gulch presented herein.  This document follows the guidelines set out under National Instrument 43-101 following form 43-101F1.  This report is to be used by Dutch as an independent third-party evaluation to support future financing for the exploration and development program.

1.3	SOURCES OF INFORMATION

Geotechnical studies have been carried out on the Basin Gulch Mine property over the last 20 years or so by a number of private and public investigators.  A number of publicly-available reports have been produced by the Montana Bureau of Mines and Geology (MBMG) and the US Geological Survey (USGS) on the general geology of the area.  A complete list of resources reviewed and data used are included in Section 7.0 References of this report.  Most of those data were available for inspection at Dutch offices in Jacksonville, Oregon by DBA in preparation of this NI 43-101.  They include:

❑	Several yearly progress reports to Cable Mountain Mine, Inc. on exploration activities at Basin Gulch from the 1990s, authored by Rauno Perttu;

❑	Two geophysical reports on the property; including a Controlled Source Audiomagnetotelluric (CSAMT) survey and a Very Low Frequency (VLF) survey.

8	David Brown & Associates, 2006, Ibid.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

❑
Draft contour maps from a soil geochemistry survey for gold, silver, antimony, and arsenic performed by Cyprus Mines.  The methodologies, laboratory results, and written report were not available for review;

❑	Detailed geologic mapping by Cyprus Mines and by Rauno Perttu of Cable Mountain Mine;

❑	Regional Geologic mapping by the USGS and the MBMG;

❑	Drilling results from the numerous test holes drilled on the project site, including a large number of silver and gold assays and geologic logs;

❑	A consultant’s report prepared on the Air Quality of the site in anticipation of mining in the mid-1990s.

❑	A consultant’s report prepared on the Surface and Groundwater Quality of the site in anticipation of mining in the mid-1990s.

❑	A consultant’s report prepared on the Cultural Resources of the site in anticipation of mining in the mid-1990s.

❑	A consultant’s report prepared on the Biological and Wildlife Resources of the site in anticipation of mining in the mid-1990s;

❑	A consultant’s report prepared on the Aquatic Biological Baseline of the site in anticipation of mining in the mid-1990s;

❑	A consultant’s report prepared on the Wetlands Resources of the site in anticipation of mining in the mid-1990s;

❑	A consultant’s report prepared on Soil Heavy Metal Attenuation of the site in anticipation of mining in the mid-1990s

❑	A consultant’s report prepared on a Metallurgical Test Program for the site ore in anticipation of mining in the mid-1990s;

❑	Aerial photography, topographic mapping, and claims location maps prepared by a consulting engineer from Dillon, Montana;

❑	A drill hole and gold assay data base used for generating a GEMCOM computer model of the Basin Gulch site.

❑
The results of a 1997 preliminary probabilistic computer-based model of the gold volume for an open-pit operation by GEMCOM.  The model was of a portion of the site above the 5,000-foot elevation at the head of Basin Gulch.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

❑	Gold and silver assay laboratory reports from the multiple laboratories used by Cable Mountain for the Basin Gulch project.

❑	Numerous correspondences, reports, maps, and other documents found in the Basin Gulch files in the Dutch offices in Jacksonville, Oregon.

1.4	UNITS AND CURRENCY

Unless otherwise noted, all units used in this report are as follows.

Length:	English Units (inch, foot, yard, and mile)
Volume:	English Units (cubic yard = 27 cubic feet)
Weight:	English Units (troy ounce, pound, ton). Tons are in short tons (2,000 pounds)
Ore Grade:	Troy ounces per short ton (opt) (1 troy ounce = 31.1 grams)
Currency:	US Dollars ($). All values are given in dollars for the year reported and are not corrected to 2010 dollars.

Rock Density

Density testing on the Basin Gulch Mine diatreme rock indicates a yield of approximately 3.7 short tons (7,400 pounds) per cubic yard.  This can also be expressed as 12 cubic feet per ton of Bank Ore9.

Truck Ore is generally about 1.25 times the size of Bank Ore due to expansion of rock after excavation.  Volumes expressed in this report are all in Bank Ore.

1.5	DISCLAIMER

David E. Brown, RG visited the site, for purposes of this independent literature and data review, on April 27th and 28th, 2006 and then again on May 26th and 27th, 2009.  The visits consisted of an inspection of the property on foot, and by 4-wheel drive vehicle.  The surrounding area of Rock Creek, Stony Gulch, Cornish Gulch, and Quartz Gulch were also inspected, as well as possible, taking into consideration the limited access created by ownership interests and road conditions.  Lode mining was not actively taking place in Basin Gulch, but inspection of the area of interest indicted some fairly recent surface disturbance associated with small-scale placer operations.  Documents were reviewed prior to the 2006 and 2009 visits in the Aultra offices in Jacksonville, Oregon.

David Brown & Associates, neither as a company, nor as individuals, has any monetary interest in the Basin Gulch Mine Project or in Dutch Gold or Aultra Gold.  David Brown & Associates is being paid for this work by Dutch Gold Resources, Inc.

9	Bank Ore is defined as ore in-situ, as found in the outcrop, before excavation.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

This report has been prepared by David Brown & Associates using public and private documents given to the author for this purpose.  While reasonable care has been taken in preparing this report, David Brown & Associates cannot guarantee the accuracy or completeness of all supporting documentation.  In particular, David Brown & Associates did not attempt to determine the veracity of geochemical, geophysical, or geological data reported by third parties, or to conduct duplicate sampling for comparison with the geochemical results provided by other parties.  Only two, two-day field reconnaissance visits were conducted, and a gross geometric modeling was made for volumetric ore grade determinations, as presented in the 2006 43-101 report.  In addition, a preliminary draft volumetric ore grade determination was made by a third party in 1996 and presented in the 2009 43-101 report.  Consequently, the use of this report shall be at the user’s sole risk and David Brown & Associates hereby disclaims any and all liabilities arising out of the use or distribution of this report or reliance by any party on the data herein.  The author’s interpretive views expressed herein may or may not reflect the views of Dutch or other investigators.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

2.0
SITE DESCRIPTION

2.1	DESCRIPTION

The Basin Gulch prospect area consists of 11 patented mining claims, and 45 non-patented mining claims, surrounded by Deer Lodge National Forest land and a few patented mining claims, totaling about 1,200 acres of controlled ground (Figure 2).  The prospect claims are all located at the head of Basin Gulch, Cornish Gulch, and Quartz Gulch, on the northern slopes of the West Fork Buttes, within the Sapphire Range of Southwestern Montana.  A land title search was not part of this report, nor was a claims validation study made.  However, a study was made by Anderson Engineering of Dillon, Montana in the mid-1990s of the patented claims.  A review of Bureau of land Management (BLM) records of the unpatented claims was made online by DBA staff to confirm the location and status of the unpatented claims.

The property deeds can be viewed at the Granite County Courthouse in Philipsburg, Montana.  The owner of record for the patented claims is:

Ms. Margery Metesh
P.O. Box 427
Philipsburg, Montana  59858

The claims are all located in south-central Granite County, in portions of Section 34, Township 7 North, Range 16 West, and Sections 3, 4, and 9, Township 6 North, Range 16 West (Figure 2).

The patented mining claims making up the Basin Gulch Group include the following:

❑	Landes	(Mineral Survey 5565)
❑	Shylock	(Mineral Survey 6354)
❑	Shively	(Mineral Survey 5755)
❑	Quartz Hill	(Mineral Survey 5564)
❑	Spencerian	(Mineral Survey 8140)
❑	Gold Hill 5	(Mineral Survey 5755)
❑	Basin	(Mineral Survey 9026)
❑	Blue Bell Lode	(Mineral Survey 9530)
❑	White Pine	(Mineral Survey 8137)
❑	Yellow Pine	(Mineral Survey 8139)
❑	Jack White	(Mineral Survey 8138)

The unpatented Mining Claims making up the Basin Gulch Group are as follows.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

Figure 2:  Claims Location Map

2.2	ACCESSIBILITY

The proposed mine site is located on the upper slopes of the Basin Gulch, Cornish Gulch and Quartz Gulch drainages.  Each drainage supports an individual creek which flow north into Eureka Gulch and then into Rock Creek (Figure 1).  Access from Philipsburg is west on Rock Creek Road (Montana State Highway 438) for 15 miles, and then 2.1 miles west on Lower Rock Creek Road to an unimproved mine access road heading up Basin Gulch toward the south.  The proposed mine site is located an additional two miles up the mine road from Lower Rock Creek Road.

Rock Creek Road is a two-lane; asphalt paved State Highway that is open year round.  Lower Rock Creek Road is a graveled road also open year round to serve the local ranches and homes.  The mine access road is an unimproved track that cannot always be passed during the snowy winter months in its present condition without plowing.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

Philipsburg is a mining and tourist town with a population of about 1,000, located at an elevation of about 5280 feet in the Flint Creek Valley of Western Montana Rocky Mountains.  The County Seat of Granite County, Philipsburg, lies about 26 miles south of Interstate-90, and about 54 road miles northwest of Butte, Montana, the nearest major city.  The closest full service community is Anaconda, Montana, located 31 miles south of Philipsburg on State Highway 1.  The nearest major airport to the project is located in Butte, Montana, 54 miles southeast on Highway 1.  A weather alternative airport is located 75 road miles away in Missoula, Montana, and a non-commercial airfield is located just south of Philipsburg on Airport Road.  Highway truck transport services are available in Philipsburg.  There is no longer rail service to Philipsburg.

The terrain at the mine site is rugged and steep.  According to the Cornish Gulch USGS Quadrangle map for the Basin Gulch Mine site, elevations range from between about 4,875 feet MSL at the mouth of Eureka Gulch, on Rock Creek, up to about 6,400 feet MSL at the proposed mine site (Figure 1).  The mountainsides are rocky and mostly talus covered, with slopes ranging from 35 to 60 percent, along with flatter areas.  Lodgepole Pine and Douglas Fir forests cover the slopes, with a fairly clear understory and low ground cover.

Although elevations are moderate, the study area is a north slope location, which means the climate can be characterized by short, cool summers and long, cold winters.  Average monthly temperatures at the Philipsburg Ranger Station, with a similar elevation (about 5,270 feet) as Basin Gulch, range from about 22oF to 23oF in January to about 61oF to 62oF in July10.  Daily extremes can be expected to be much more dramatic, ranging from a low of -36oF in winter, up to +100oF in summertime.

Precipitation in the study area can be expected to vary considerably, depending on elevation.  Upper elevations receive considerably more precipitation, particularly snowfall during winter, than lower elevations.  According to the USFS, lower elevations receive 13 to 15 inches of precipitation annually, while upper elevations can receive 50 inches or more.  At the time of the April, 2006 field inspection, there were still un-passable snow banks in the access road above an elevation of about 6,000 feet in late April.  The site was dry and free of snow during the late May, 2009 field inspection.

There is no public power or phone service at the mine site.  Radio and cell phone communications and a diesel generator have been used during exploration operations.

2.3	LAND USE

Land ownership within the project area is in two categories.  The center of the prospect is fee-simple ground owned by the Metesh Family.  That land is surrounded by un-patented mining claims on BLM land, which are all controlled by Dutch.  The surrounding land is primarily US Forest Service administered public land.

10	Western Technology and Engineering, 1996, Basin Gulch Project Wildlife Baseline Study: Consulting Report Prepared for Cable Mountain Mine, Inc., 84p.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

The lower elevations near Rock Creek are overwhelmingly private land, and there are a number of additional privately held patented placer mining claims lying in Cornish Gulch to the east and in Quartz Gulch to the west (Figure 2).

The lower elevation land is primarily used for agriculture, with hay farming and livestock grazing predominating.  The public lands are used for livestock grazing, recreation, timber harvesting, and historic mining.  There has been very little timber harvest recently in the proposed mining area, but there has been considerable timber harvesting to the east11.

Figure 3:  Aerial Photo (date unknown)

11	Western Technology and Engineering, 1996, Ibid.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

2.4	PERMITTING STATUS

The previous exploration permits for the property have lapsed.  New exploration drilling permits are being applied for by Dutch, and the previous permitting process in the 1990s is expected to streamline the new permitting.

In Montana, Federal (BLM) and private lands are handled similarly in the permitting process.  Dutch must apply for either a blanket exploration permit for Montana, or a specific permit for the Basin Gulch project.  In either case, proposed drill sites and trenches must be located on a map, with a detailed description of how the preparation and reclamation of each site will be completed.  The regulators will then have the choice of sending out an inspector to review the proposed plan.  The State and perhaps the BLM will subsequently calculate a reclamation bond amount for the work proposed, based on existing State standards.  Upon Dutch posting the bond, Dutch may then proceed with the exploration work.

During work in the 1990s, none of the proposed exploration follow-up sites had any deleterious aspects that needed mitigating, so no new significant obstacles to exploration are anticipated.

Regarding anticipated test mining (Section 6.22 of this Instrument), this work will be conducted under Small Miner’s Exclusion (SME) provisions of the Montana permitting process.  The SME process is much faster and simpler than the permitting process for larger mines in Montana, and can be completed within months of filing of an application.

In 1998, Citizens Initiative Cl-137 was passed in Montana stating the following:

“...82-4-390. Cyanide heap and vat leach open-pit gold and silver mining prohibited. (1) Open-pit mining for gold or silver using heap leaching or vat leaching with cyanide ore-processing reagents is prohibited except as described in subsection (2).

(2) A mine described in this section operating on November 3, 1998, may continue operating under its existing operating permit or any amended permit that is necessary for the continued operation of the mine…”

In essence, using cyanide in either a heap leach or closed circuit/cross current mill associated with an open-cast mine in Montana is strictly prohibited.  DBA understands that Dutch recognizes this law and will develop this mine in a way so as to not create a conflict.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

3.0
MINE HISTORY

3.1	PRE-1980s

Gold placer mining focused on the upper Rock Creek area from the late 1800s up to the present.  The Basin Creek and Quartz Creek placers are within the Rock Creek Mining District, as defined by the Abandoned Mine Reclamation Bureau of the Montana Department of State Lands.  Although the Rock Creek District has seen some gold placers, primarily in Basin and Quartz Creeks, the upper Rock Creek area is best known for sapphire operations located south of the divide separating Basin Gulch and Quartz Gulch (which both flow north into Rock Creek) from Sapphire, Anaconda and Coal Gulches (which flow south into the West Fork of Rock Creek).

The sapphire gravels on Sapphire, Anaconda and Coal gulches were first discovered around 1892 by gold placer miners who worked the area extensively during 1899 and 1900 recovering some 400,000 carats of rough sapphires12.

Basin and Quartz Creeks have both been intermittently placer mined for gold since 190413.  Earlier efforts may have been more profitable than officially reported, since production justified putting 14 men to work on the placers in 1903.  The placers had recorded production in 1911, 1914 to 1928, 1934 and 1940.  Hydraulic placer operations on Basin Creek in 1922 yielded the largest annual production valued at $7,000.  The source of the gold in Basin and Quartz creek gravels had not yet been determined, but it was suggested in 1948 that it probably originated from the intrusive volcanic rocks exposed near the headwaters of the creek14.  The placer operations in Basin Gulch also reportedly produced significant numbers of “large” sapphires, as reported to Dutch by the Metesh family, whose grandfather was a placer operator who reportedly produced three small kegs of sapphires in addition to gold.

3.2	1987 TO 1993

In 1987, Cable Mountain Mine, Inc (CMM) personnel visited the Basin Gulch property, which was, as described above, an old placer property on the edges of a historic mining district, but without any associated known lode mineralization.  During the field visits, Rauno Perttu, RG, CMM’s geologist recognized the lode potential and acquired the property on a simple lease/option-to-purchase agreement with no retained royalty, staked a large block of surrounding BLM unpatented claims, and drilled the first two shallow holes.  The first hole, BG-1, was drilled within a suspected diatreme15 complex in the upper Basin Gulch drainage which had been placer mined extensively.  The diatreme complex had not yet been completely mapped, and the 190-foot hole was too shallow where it was located to encounter the main diatreme complex.  The second hole, BG-2, was drilled to a depth of 202 feet on the southwest margin of the diatreme complex, and intersected significant shallow ore-grade gold and silver mineralization.  Because CMM was active elsewhere, and recognized that Basin Gulch was potentially a very large project, a business decision was made, and the project was farmed out to Chevron Resources.

12	Zeihen, L., 1986, Sapphire Deposits of Montana: Directory of Montana Mining Enterprises for 1986, Montana Bureau of Mines and Geology Bulletin 126.
13	Lyden, C.J., 1948, The Gold Placers of Montana: Montana Bureau of Mines and Geology Memoir 26, Montana School of Mines, Butte.
14	Lyden, C.J., 1948, Ibid.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

In early 1992, Chevron Resources subsequently completed a soil geochemical survey over and locally beyond the placer mined area (Figure 5).  The geochemical survey found several strong soil anomalies, which continued across and beyond the survey area.  Even though data results indicated some of the other soils anomalies were stronger than the one near the BG-2 discovery area, Chevron drilled 11 shallow angle reverse-circulation holes in the spring of 1992 within a small area centered on BG-2, assuming the mineralization was along a high-grade, high-angle structure or fault zone (Figure 4).  Six of the drill holes encountered shallow ore-grade mineralization.  The other five were completed too shallow and did not intersect ore-grade mineralization.

Chevron also completed 13 shallow exploration trenches, several of which intersected broad zones of gold and silver mineralization.  Chevron’s work was clustered around the CMM discovery hole BG-2 and downhill, on the surface of the large diatreme complex.

Chevron Resources work ceased in the summer of 1992 when Chevron’s parent company dissolved Chevron Minerals Company and terminated their involvement in the mining industry.  Although CMM tried to regain control of the property, Chevron included the property in a sale package of properties to Cyprus Exploration.

In late 1992, Cyprus completed 6 additional trenches and 5 additional drill holes.  The longest trench, and all 5 of the drill holes were completed in a small area in Cornish Gulch, about 4,500 feet to the northeast of Chevron’s work, in the middle and lower hillside of a ridge on the west side of Cornish Gulch, which contained ore-grade outcrops within altered shallow igneous rocks.  This area of mineralization appeared to dip gently into the hillside, and did not extend to the bottom of the hillside.  Because of the steep hillside, and because Cyprus believed the mineralization to be controlled by a high-angle structure, the Cyprus drill holes were sited on the lower flank of the hill, below the hillside mineralization.  Three of the drill holes intersected potentially ore-grade mineralization, with the second, 92BG-C2, a 350-foot vertical hole, bottomed in 85 feet of continuous gold mineralization.

15	A Diatreme is defined as a gas volcano or breccia pipe.

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Figure 5:  Soil Geochemistry

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The longest of the Cyprus trenches along the road below the hillside was dug in colluvium, and intersected intervals of ore-grade gold mineralization up to 160 feet long.  The other Cyprus trenches, which were located in Basin Gulch, also encountered broad zones of mineralization.

Cyprus project management expressed a desire to continue the project.  However, new senior management changed the company’s focus to base metals and, in 1993, CMM regained control of the project.

Neither Chevron nor Cyprus shared their data with CMM.  Therefore, with the exception of limited Cyprus drilling results, some cursory geologic mapping, and a soil chemistry survey, no work from this period of exploration was available for examination during the preparation of this NI 43-101 or the previous documents prepared in 2009 and 2006.

3.3	1993 TO 1997

CMM Drilling
From June of 1993 through the end of 1997, CMM completed an additional 205 drill holes and 40 trenches, mostly south of the main BG diatreme complex.  Most of these drill holes and trenches intersected ore-grade gold and silver mineralization.  This work outlined what is termed the Block A reserve (Figure 6), which is open in several directions, and verified the existence of ore-grade mineralization on the hilltop to the south, and in the adjacent major diatreme complex to the north.  Ore grade float and outcrops were also found in other localities on the property.  This work also encountered the high-grade gold zone along the southeastern edge of the diatreme, which was the focus of the 2006 43-101.

Although CMM completed a large amount of work, and significant gold and silver resources and reserves were established, exploration of the property is still very incomplete.  This is because of the very large size of the mineralized area discovered, and the inferred depth to which the mineralization extends.  The recognized area of surface mineralization extends across an area at least 14,000 feet by 8,000 feet, encompassing approximately 2,600 acres.  Beyond this 2,600-acre area, geochemical anomalies associated with favorably altered, shattered quartzites and igneous rocks suggest that the mineralization extends even farther, to include an area of perhaps 4,500 acres or more.  On an even larger scale, CMM discovered that ore-grade mineralization occurs along structural zones projecting perhaps several miles outward from the Basin Gulch mineralized area.  Drill holes over 500 to 1,000 feet showed gold mineralization to their total depth, thus inferring the depth of gold mineralization to be in excess of 1,000 feet or more.

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Figure 6:  Block A and Block B

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CMM Geophysics

VLF-R

In 1993, CMM contracted with W. I. Van der Poel of Missoula, Montana to conduct a Very Low Frequency (VLF) survey16 and subsequent interpretation of the site.  The results of this work were reviewed for this and the previous two NI 43-101, and were found to be somewhat confusing.  The interpretation of the geology does not appear to be in any detail or understandable.  However, the general geologic interpretation offered by the geophysicist seems somewhat consistent with the local geologic mapping.  A review of the work for this report showed that the VLF lines were not even recorded on a map, which makes any interpretation or correlation with the geology impossible.

Thus, this report was deemed to be of no use in preparation of this NI 43-101.

CSAMT

In 1994, CMM contracted with Zonge Engineering and Research of Tucson, Arizona to complete a series of CSAMT geophysical survey lines across the top of the mineralized zone.  These lines clearly delineate the location of the highly conductive diatreme as shown in a portion of line BL-4 below (Figure 7).

The CSAMT lines also show that the highly conductive and altered portions of the diatreme extend to the depth of the data, some 1,500 feet below surface level.  This indicates the brecciated diatreme structure extends to well past 1,500 in depth with a consistent electrical signature.

Figure 7:  Representative CSAMT Section Through the BG Diatreme

16	W.I. Van der Poel, Geologist, C.P.G., 1993, VLF-R reconnaissance, Basin Gulch Project, Montana: Consulting report to Cable Mountain Mine, Inc., 20p.

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The CSAMT geophysical survey may have traced the location of the main cross-fault.  The geophysics shows a paired high-conductivity zone, which crosses the diatreme surface expression from northeast to southwest.  The high-conductivity zone may be offset by a younger, northwest-trending right-lateral, strike-slip fault, which appears to have post-diatreme movement.  This younger fault, which appears to be the previously mapped fault, follows the Basin Gulch drainage, and is suggested by a possible offset of the two parallel high-conductivity zones in the geophysical data, by possible similar-sense surface offsets of the diatreme, and by post-diatreme faulting seen in core hole BG94-37C, at the projection of the proposed fault.  Morphologic and lithologic changes across the projection of the proposed fault are consistent with this interpretation.

In addition, examination of the various CSAMT cross-sections indicates small parasitic diatremes emanating from the main eruptive center and connected at depth.  These small diatremes are consistent with small features mapped at the surface.

The Executive Summary of the Zonge work17 is as follows:

“…On July 17, 1994, Zonge Engineering and Research Organization mobilized a four-person crew to Anaconda, Montana to perform a Controlled Source Audio-frequency Magnetotelluric (CSAMT) survey on the Basin Gulch Prospect in Granite County, Montana for Cable Mountain Mine, Inc. (CMMI).  After scouting and permitting, the transmitter dipole was installed and data acquisition began on July 19, 1994.  The project was completed on July 26, after only minor delays due to thunderstorms, and no delays from equipment problems.  A total of 214 stations on seven lines were read at frequencies from 8192 Hz to 2 Hz.  Seven lines were located on or in the vicinity of the Basin Gulch diatreme.  The locations of the survey lines and transmitter dipole are shown on Plates la and lb.

This report summarizes the results of the CSAMT survey, along with correlation to a general geology map provided by Rauno Perttu of CMMI.  The subsurface resistivity data should be examined further with respect to more detailed geology and drilling results.

Lines BL-1, BL-2, BL-2E, BL-2W, BL-3, BL-4, and BL-5 crossed the Basin Gulch diatreme.  Line-to-line correlation is good, despite the relatively large lateral variation in resistivities seen along the CSAMT lines.  On all lines, the area outlined as the diatreme on the surface geology map is seen to be conductive on the northern two-thirds of the diatreme, and more resistive on the southern portion.  This contact between conductive and resistive regions within the mapped diatreme occurs at station 14 on BL-1, station 17 on BL-2, station 17 on BL-3, station 17 on BL-4, and station 17 on BL-5 (see Figure 1).  The conductive zone is bounded by a strong narrow resistor on Lines BL-1, BL-4, and BL-5 (see Plate 8, for example).

17	Zonge Engineering & Research Organization, Inc., 1994, Final Report CSAMT Surveys Basin Gulch Prospect Granite County, Montana: Consulting Report to Cable Mountain Mine, Inc., 17p.

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The mapped southern boundary of the diatreme on lines BL-1, BL-2, and BL-4 is associated with a weak, locally resistive zone in the CSAMT data.  Lines BL-3 and BL-5 do not cross the southern boundary of the diatreme.  The northern boundary of the diatreme is less well-defined in the CSAMT data; the change in resistivity to the north is more gradual, and is associated primarily with deep changes in resistivity.  These deeper changes, best seen on Plate 8, form a “bench” near the northern limit of the diatreme.

On the lines that crossed it, the contact between the Tertiary intrusive (on the north) and the Missoula Group (on the south) is associated with a locally resistive zone.  This contact does not show as much resistivity contrast as the contact described above within the diatreme.

In general, Line BL-4 (Plate 7) shows the best overall picture of the subsurface electrical resistivity structure at this site; a large low resistivity zone, extending from station 0 to station 1700, bounded sharply on the south and more gradually on the north.  A large resistive zone extends from station 1700 to the south, and a very steep dip to the north is indicated.

Near the southern end of Line BL-4, a strong low resistivity zone is seen from approximately station 4000 to 4600.  This conductive anomaly is bounded on the south by a narrow resistive feature, similar to the resistive-conductive contact within the diatreme itself.  This conductive zone apparently does not extend far enough west to be detected on Line BL-2.

It is very important to note that static effects (from very near-surface features) and high contact resistance definitely influenced the data on this project.  These effects also provide information, however, and the interpretation has been made on the basis of both raw Cagniard resistivity and static-corrected resistivity.  The raw data provide surface and very near-surface information, while the static-corrected data de-emphasize shallow features in order to delineate deeper resistivity structures…”

3.4	1996 TO PRESENT

GEMCOM Modeling
In July of 1996, CMM contracted with GEMCOM (USA), Inc., of Reno, Nevada to take all of the drill hole data generated at that time, and the assay results, and prepare a preliminary summary of the volume of gold resource within a designated portion of the Basin Gulch project18.  The project area was broken up into a number of subareas based on drill hole density and a probabilistic computer model made of each subarea.  The results, as presented in Section 5.5 of this document demonstrate the prospect contains significant amounts of gold and gold-equivalent silver within a limited area of the prospect.  It also demonstrates the encountered mineralized zone is open in all five directions.  This work also did not include about two-thirds of the drill holes on the site, including the nearly thirty additional drill holes CMM completed in the 1997 season.

18	GEMCOM, 1996, Preliminary ore volume and grade estimations, Basin Gulch, Montana: Draft consulting report to Cable Mountain Mine, no text, preliminary work only.

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Cable Mountain Activities
In 1996, CMM began negotiations to sell the Basin Gulch property to a larger mining company, because CMM did not have the resources to advance the project further.  In 1998, Montana citizens passed a law that effectively banned cyanide leach processing from open pit gold operations (see Section 2.4 of this document for details).  This move was effectively seen by most mining companies as a moratorium on large-scale open-pit gold mining in the State.  The companies with which CMM was negotiating immediately stopped all activities in Montana.  Coincident with this event, gold prices dropped to less than $300 per ounce, with poor projections for the long-term gold price.  Shortly thereafter, in 1997, CMM ceased its activities and terminated its lease on the Metesh property.  Between 1997, and the current activities by Dutch, preceded by Aultra Gold and Dutch Mining, LLC, the Metesh property remained dormant.

2006 David Brown & Associates NI 43-101
In 2006, David Brown & Associates (DBA) was commissioned to prepare an NI 43-101 for a portion of the Basin Gulch project area19.  The areas focused on were two high-grade ore blocks located within the large diatreme complex, termed Ore Block A and Block B (Figure 5).  The results of this work demonstrated that a simple volumetric averaging model of the two blocks yielded at least 341,000 ounces of Proven and Probable Ore Reserves of gold alone.  Gold-equivalent silver was not included in the DBA evaluation.  This model was for the block of bedrock drilled and was not extended to depth.  Thus, the volumes calculated were open below about 1,000 feet.  In addition, because the targets were based on drilling density, and not a physical or geologic boundary, both targets were also open in all four horizontal directions.

2009 David Brown & Associates NI 43-101
In 2009, DBA was again commissioned to prepare an updated NI 43-101.  The updating was required due to the passage of time since the 2006 report, and the addition of the results from a 1996 GEMCOM ore volume and grade study being found during a search of project records at Aultra’s Jacksonville, Oregon offices.  The results of this work yield a combined volume of Proven and Probable gold and gold-equivalent silver ranging from 2,803,970 ounces Au with an average grade of 0.026 opt to 7,600,000 ounces Au with an average grade of 0.012 opt Au.  Cutoff grade in all cases was 0.005 opt Au.  As with the 2005 document, the ore body is open in all five directions, including downward.

19	David Brown & Associates, 2006, Ibid.

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4.0
GEOLOGY AND MINERALOGY

4.1	REGIONAL GEOLOGIC SETTING

Basin Gulch is located within the Northern Rocky Mountain physiographic province, which is characterized by north-northwest trending mountain ranges.  Basin Gulch is located on the northeast slopes of the West Fork Buttes, within the Sapphire Mountain Range.  Virtually all of the area is underlain by a series of metamorphosed Precambrian marine sedimentary rocks known as the Belt Supergroup, intruded by Laramide-age silicic volcanics.  Deposition of the Belt rocks took place from about 1.5 billion to 800 million years before present, with as much as 40,000 feet of sediment being laid down20.  The lithologies of the Belt Supergroup include argillite, quartzite, siliceous limestone, and argillaceous shales with typically a very fine-grained texture.  Deposition of sediments continued intermittently throughout the Paleozoic and Mesozoic Eras (600 to 65 million years ago).  However, subsequent uplift, faulting, and erosion have removed almost all trace of these younger sedimentary rocks.

During Cretaceous to Paleocene time (150 to 60 million years ago) a major period of mountain building took place throughout the Western United States.  This period can be generally broken into two phases.  The first is referred to as the Sevier Orogeny, which, across North America and in the Basin Gulch region, resulted in thin-skinned thrust faulting that locally sliced, shortened and stacked the Belt Supergroup and Paleozoic rocks.  The second phase, or Laramide Orogeny, uplifted and block-faulted both the overlying sedimentary rocks and the underlying basement rocks and emplaced large masses of silicic crystalline rocks throughout the West.  These orogenies resulted from rapid underthrusting of crustal plates in the Pacific Ocean of the Pacific Plate beneath the North American Plate, and continued compression between these plates.  These plate interactions caused uplift and compression, which resulted in large-scale folding, faulting, and regional monocline development.  Because the Belt rocks are composed of hard, brittle beds, faulting and regional monocline development, rather than folding was more prevalent, especially in Western Montana.  Some old Precambrian fault zones were also reactivated during the Laramide.  Thrust faults and normal faults in the area often had several miles of displacement, with some faults in Western Montana being displaced for several tens of miles21.

Igneous activity, which was significant in the Early to Middle Tertiary period (20 to 60 million years ago) in other parts of the Rocky Mountains, was rather minor in both magnitude and extent in Western Montana.  However, the Idaho Batholith, a large composite body of granitic rock was emplaced along a north-south trend beginning in central Idaho and continuing north to the crest of the Bitterroot Mountains southwest of Missoula, Montana.

20	Smyers, N.B., 1998, Minerals and Geology Missoula Ranger District, Lolo National Forest Rock Creek Drainage.
21	Lonn, J.D., et al, 2003, Preliminary Geologic Map of the Philipsburg 30’X 60’ Quadrangle, Western Montana: Montana Bureau of Mines and Geology Open File report MBMG 483.

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Rock Creek flows north along the eastern margin of the West Fork Buttes of the Sapphire Mountain Range, and then west through the northern quadrant of the Sapphires.  This mountain block was created by tectonic activity during the late Cretaceous to early Tertiary times.  This activity consisted of an early phase of high-angle faulting that was followed, about 80 to 60 million years ago, by thrust faulting from the west.  After thrust faulting, small granitic to gabbroic bodies intruded the rocks of the Belt Super Group along these fault zones.  As a result, the Sapphires are possibly a separate tectonic block composed primarily of rocks from the Precambrian Belt Super Group intruded by Cretaceous to Tertiary volcanic rocks.  In the area of Basin Gulch, the Tertiary intrusive rocks are predominantly biotite-rich rhyolites and trachytes, ash flow tuffs, and associated granites of Eocene age (about 50 million years old)22.  These silicic lavas are found in the Basin Gulch area in faulted, intrusive, and unconformable relationship with the Precambrian sediments.  At the head of Basin Gulch a number of diatreme complexes that were gaseous eruptive centers for the lavas have been identified (Figure 8).  These diatremes and their related structures form the main gold target in the area (Figure 9).  This area of intense silicic volcanism, approximately 15 miles by 15 miles, has been included in an area termed by some workers as the Rock Creek Volcanic Field.  The Basin Gulch prospect is located n the center of this volcanic field.

4.2	BASIN GULCH GEOLOGIC SETTING

4.2.1	GENERAL

The following geologic description of the prospect is adapted from CMM’s interpretation from their surface geologic mapping, geophysics, and drill hole geology23 and review and adaptation of the work by the USGS and the MBMG.  Ground-truthing by DBA personnel was limited to two days in the field in 2006 and then two more days in 2009.

Precambrian Sedimentary Rocks
The Precambrian sedimentary strata of the area are composed of two sedimentary packages, each of which comprises a juxtaposed thrust plate.

The first of these packages is the Middle Belt Super Group Wallace and Helena Formations.  One of the thrust sheets is comprised of dark gray dolomitic siltstone and silty limestone beds of the lower Wallace Formation and/or Helena Formation.  These units form massive outcrops of alternating dark and light carbonaceous and silicic beds.  The beds are fine-grained and wavy, with current marks and algal mat structures common.  These strata are gently dipping, relatively coherent, and less altered than the other geological units.  This unit is found throughout the north end of the property.

22	Lonn, J.D., et al, 2003, Ibid.
23	Perttu, Rauno, 1996, Ibid.

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The second package is the Upper Belt Super Group Missoula Group.  This thrust sheet is comprised of purple and green quartzites of the Mount Shields Formation and the green and purple siltstones of the Snowslip Formation.  The overlying, medium to coarse quartzites become finer in texture progressively downward into mostly green shales.  In the Basin Gulch area, these strata have been pervasively altered and shattered by faulting and the local volcanic activity.  This unit is found throughout the southern portion of the project site in normal fault contact with the Wallace/Helena Formation.

The Missoula units at Basin Gulch contain void spaces, random brecciation, pervasive fracturing and veining.  The fractures in these rocks contain euhedral quartz crystals, sulfides (below the zone of oxidation), argillization, bleaching, carbonates, manganese and sericite.  The seemingly isolated voids, which are very common in these rocks, were most likely created by phreatic shattering when superheated fluids from the intruding diatreme had penetrated the rocks and flashed to steam.  The rocks, which contain these voids, were observed to contain scattered small diatreme pebble dikes and breccias.  Hydrothermal and fumarolic leaching have bleached these rocks and stripped virtually all of the mafic minerals.  In places, the alteration is so strong that it is difficult to identify the original rock.

Tertiary Shallow Intrusive and Extrusive Volcanic Rocks
The Precambrian strata at Basin Gulch have been intruded and overlain by a complex series of silicic igneous rocks (Figure 9).  These igneous units are probably Laramide in age, and may be younger than the Mesozoic thrust faulting which extensively displaced and shattered the Precambrian units.  Mapping by the Montana Bureau of Mines and Geology (MBMG) dates them as being Eocene in age (50 million years old)24.

These units have generally intruded the Precambrian strata along pre-existing fault structures.  The eruptive center identified in the head of Basin Gulch appears to have intruded along the contact between the Wallace/Helena units and the Missoula units of the Belt Supergroup.  The igneous rocks are mostly extremely altered shallow granitic porphyries, silicic flows and domes, and welded ash flow tuffs, which form shallow intrusive and extrusive bodies on and near the property.  Most of the silicics show flow banding and degassing bubble trains.  The rock type ranges from rhyolitic to trachytic.  In the intrusive phase, the rocks are more granitic in nature and display large phenocrysts of euhedral biotite and sanidine.  The key intrusive complex associated with the gold and silver mineralization is a large, complex silicic mass, which extends from west of Quartz Gulch, eastward across the hill between Quartz Gulch and Basin Gulch, to the mineralized area in Cornish Gulch.  This igneous center appears to be made up of multiple nested, magmatic pulses, endogenous domes, base-surge deposits, and associated flows.

The rocks within this igneous mass all display volcanic characteristics.  The silicic rocks and surrounding intruded rocks also contain rounded pebble breccia zones similar to the pebble dikes seen and described in the Tintic Mining District of Utah25, which are believed to be formed in de-gassing volcanic vents, or diatremes.

24	Lonn, J.D., et al, 2003, Ibid.

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Silicic igneous dikes, ranging from thin and incoherent to massive and coherent, occur across the property.  There appear to be dikes of probably three or more ages, with the dikes apparently following pre-existing fault and fracture zones.  Many of the dikes have intruded highly altered igneous and Precambrian rocks, where it appears that some of the alteration and associated mineralization occurred before dike intrusion.  Most of the drill holes on the property, even those distant from igneous units on the surface, intersected highly altered dikes, often more than one dike per drill hole.  Many of the dikes appear to have worked upward in large-scale stockwork fashion, with meandering orientations.  Often, the dikes appear to have mixed with the shattered Missoula Group rocks as a local igneous matrix.  Some of the highly altered dikes in and near Block A are associated with the margin of the BG diatreme complex (discussed below) and dip toward the diatreme.  Numerous other highly altered dikes occur south of the diatreme boundary, and occur up to and beyond the southern limit of the property.  Many of the bigger dikes appear to strike approximately N4OoW.  But, some of the dikes, including dikes associated with strong mineralization, strike N2OoE to N6OoE.  Many of the dikes were observed to meander randomly in the shattered environment.  The dikes vary from steeply dipping to almost flat-lying.  All of the young, less altered, post-mineralization dikes found to date and the major dikes are northwest trending.

Many of the drill holes, especially on the eastern slope of Quartz Gulch, and on the south side of the hilltop area, bottomed in highly altered shallow intrusive bodies.  The occurrence pattern of the numerous dikes and intrusive bodies suggests that igneous masses may underlie much, if not all of the Precambrian rocks in the Basin Gulch area. It appears probable that the igneous bodies may have intruded along the stacked thrust sheet fault zones, which underlie the area.

The geometry of the rock units, when combined with other features, such as the numerous pebble dikes within the adjacent Missoula group sedimentary units, suggests that the majority of the igneous rocks are of very shallow intrusive origin.  The intrusive rocks were very gassy, with extensive leaching alteration, brecciation and apparent phreatic steam fracturing.  Examination of the alteration seems to indicate that most of it appears to have occurred above the boiling zone, as vapor alteration rather than hot water alteration.  This infers that the boiling zone was at some depth below the site.  Leaching of the mafic minerals, and remobilization of the silica from the Precambrian and igneous units is pervasive.

The bedrock and derived placer materials are void of magnetite.  The hematite and limonite are derived from oxidation of pyrite films and crystals, and were observed to form up to 5% of the un-oxidized rock.  Also observed were the occasional rare quartz-pyrite veins.  These field observations indicate the ore system was a low sulfur system.  Although the Precambrian quartzites have been re-cemented, silica flooding is not common, leaving much of the Basin Gulch bedrock soft, with fine unhealed fractures and crackle structures.  The fractures and vugs are locally coated with, but unfilled by, euhedral quartz crystals growing from the rock faces.  The gases and superheated steam associated with the intrusive rocks also formed the geological feature discussed next.

25	Farmin, Rollin, 1934, “Pebble dikes” and associates mineralization at Tintic, Utah: Economic Geology, v.29, p. 356-370.

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Diatremes
The property contains diatremes, or de-gassing volcanic vents, including the very large BG diatreme complex, which is composed of several nested diatreme vents.  Other breccia pipes in the project area include a probable diatreme on the western side of Quartz Gulch, the smaller probable CG diatreme adjacent to the Cornish Gulch mineralization, and several smaller but potentially important diatremes.  These additional diatremes are likely parasitic associates of the main eruptive center in the head of Basin Gulch.

Below is a representative geologic cross-section of an auriferous diatreme from Papua, New Guinea26 (Figure 8).  This section shows the relationship between the eruptive vent, the association with local structural weaknesses, and the presence of country rock that had been intruded and then fell back into the vent during the quiescent periods between eruptive pulses.  All these features are seen in the BG diatreme in Basin Gulch.

Figure 8:  Diatreme Cross-Section

26	Sillitoe, R.H., and others, 1984, Gold Deposits and Hydrothermal Eruption Breccias Associated with a Maar Volcano at Wau, Papua, New Guinea: Economic Geology, Vol. 79, pp 638-655.

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Diatremes or breccia pipes have become recognized targets for base metal and precious metal exploration for a number of years.  Their relationships between the surface geology, subsurface geology and associated mineral deposits have been recognized and documented27.  They have been associated with some very rich mineral deposits.  The issue, however, is recognizing them as gas volcanoes and not mistaking them as sedimentary features through erroneous surface geological techniques.

A sample of the rock from the BG diatreme was given to a consulting petrographer28 to examine and evaluate.  He stated:

“…The rock is a polymictic breccia with a variety of clasts.  The most common are fine grained hornblende-biotite trachyte.  Biotite in these is partially altered to sericite.  Some of the tiny feldspars in the clast matrix appear to be argillically altered.  The Precambrian clasts are fine grained micaceous sandstone or quartzite.  They are fine growths of quartz and K-spar with sericite and contain much limonite spots and stains, probably from oxidation of pyrite.  We noted the occurrence of lots of pyrite in unoxidized breccias from several cores.  In the quartzite clasts there is a preferred orientation of micas which is probably an effect of bedding and foliation.  The feldspar content is on the order of about one-quarter in the quartzite clasts.

The trachyte clasts, which go down to sand sized fragments are strongly K-spar stained which suggests that they are K-feldspar altered or are primary, and represent an initial K rich composition in the protolith.  The matrix between clasts is a mass of mosaic, interlocking quartz crystals with an occasional intergrown muscovite grain.  Some small clasts appear to be fragments of trachyte that are altered to clay minerals, but some also have inclusions of muscovite.  The matrix does not look igneous, but like crushed rock fragments with a silica infilling.  This silica matrix still has porosity, so the silicification is not complete…”

Indications are that the igneous rocks at Basin Gulch were initially very gas-rich.  The extremely altered intrusive rocks in and near the BG diatreme contain gas bubble voids and quartz eyes which appear to be gas bubbles filled with secondary quartz.  These gas bubbles show flow lamination near the intrusive-Precambrian contacts.  The margins of the intrusive, even away from the Basin Gulch and Cornish Gulch diatremes, contain breccia zones, which have diatreme characteristics.

The Basin Gulch diatremes are characterized by brecciation and intense alteration of both the volcanic and Precambrian wall rocks.  These breccias were intruded by fine-grained dikes, which were extremely altered by associated thermal activity.  Some of the dikes, such as a dike seen at the BG-2C drill site, show de-gassing bubbles which are stretched near the dike contacts.  Several breccia zones show extreme mechanical rounding and leaching.  Portions of the BG diatreme complex contain highly altered ash and tuff fragments, encapsulated in slightly younger tuffs.  Some of the tuffs may be the remnants of tuff cones and base surge deposits, or maars, which form where a diatreme reaches the surface.  Trenches 94-27 and 28 cut across the remnants of a tuff cone, suggesting that the BG diatreme complex is not deeply eroded.

27	Perry, V.D., 1961, The Significance of Mineralized Breccia Pipes: 1961 Jackling Lecture, Society of Mining Engineers of AIME, Preprint No. 61I78, 35p.
28	Silberman, M.L., 1997, Letter Report on Petrology of Rock Samples: Letter report to Magma Gold, Inc., 3p.

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Independent Third Party Evaluation

Basin Gulch Diatreme Complex
The Basin Gulch (BG) diatreme complex formed to the northeast of, and partially overlapping, the identified main area of shallow Basin Gulch gold and silver mineralization.  This complex is approximately 3,000 feet across within the intrusive mass, but extends irregularly beyond the intrusive into the Missoula Group Precambrian rocks along the southern margin of the diatreme.  The diatreme is very intensely altered and shows strong mixing and mechanical rounding of clasts and silica flooding deeper in the complex, and in the more intense eruptive centers which are contained within the diatreme complex.  Elsewhere, the complex has less brecciation.  The variation in the intensity of brecciation and alteration suggests that gas venting within the complex localized within preferred pathways, which may have been isolated, leaving other parts of the complex less impacted.  Additionally, large blocks of the bedrock, along the diatreme margins, collapsed into the diatreme complex and sometimes remained relatively coherent, with the strong vent zones wrapping around them (Figure 8).

The clasts in the diatreme include tuff fragments, quartz vein material, pyrite fragments, intrusive material and xenoliths from both Precambrian thrust plates.  Helena pebbles occur in the main diatreme complex and in other diatremes on the property.  These Helena pebbles are generally strongly mechanically rounded, and often subjected to chloritic alteration.

Many of the diatreme clasts are composed of welded and cemented chunks of slightly older diatreme breccias.  Some of the breccia is clast-supported, with unfilled voids still visible.  Where igneous material (welded ash flow tuff) has not filled the voids between clasts, the matrix material is secondary silica (euhedral quartz crystals growing from the walls of the voids).  The matrix contains hematite films and blebs, derived from the oxidation of pyrite.  From all indications, the current level of exposure of the diatreme complex is close to its original surface, at least on the southern margin.  This is very promising for its future gold potential.  Because evaluation of other mineralized diatreme systems, analogous to Basin Gulch, indicate the strongest gold reserves tend to be deeper within the diatreme close to the boiling zone.

BG Diatreme Geometry
As is typical of diatremes, the BG diatreme complex appears to be funnel-shaped (Figure 8).  Complicating the picture is the possibility that individual venting centers may be tilted in different directions.  The diatreme may have formed in a stress-shadow, where northeast-and northwest-trending high-angle faults intersected the fault zone between the Precambrian thrust sheets.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

Bz
Dc
TEV
Dc
PCh
Dc
TEV
Possible Diatreme
Dc
Possible Diatreme
TEV
PCh
TEV
TEV
Bz
Dc
PCm
TEV
Prospects
TEV
Quartz
LEGEND
Dc Diatreme
TEV Eocene Silicic Igneous
PCm Missoula Group - Snowslip fm. Quartzite & Shale
Bz Breccia Zone
PCh Helena & Wallace fm's
Diatreme Complex Boundary
Fault, Solid Where Found. Dashed Where Inferred. Bar Shows Down-dropped Side

Figure 9:  Geologic Map

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

The northeastern wall of the BG diatreme is projected to dip at between 70 and 75 degrees into the complex, based on two widely spaced drill hole intersections of the diatreme boundary, and by the dip of the contact in core hole BG94-43RC, which is a downward extension of hole BG94-7RC (recorded in the drill data as BG94-7; 325 feet to 835 feet).  Alternatively, the northeastern diatreme wall can be projected as step-faulted in the same sense, based on a prominent resistivity bench between the diatreme northeastern surface boundary and the edge of the highly conductivity root zone.  The southern margin of the diatreme appears to dip somewhat variably toward the root zone, from 30 degrees to almost vertical, based on drill holes in the area.

Other Diatremes
Several other diatremes have been tentatively identified.  This is typical of a silicic volcanic center, where an eruption center consists of a number of pulses and nested volcanic centers.  Parasitic and small offshoot gas vents and eruptions are also very common.  This is clearly seen in the CSAMT cross-sections.  The CG diatreme (Figure 9) is less clearly established, because of lack of exposure and drilling.  This diatreme is immediately southwest of the gold mineralization in Cornish Gulch.  The locality has brecciated diatreme-like characteristics across an area roughly 500 feet across.  This breccia pipe may be associated with the strong gold and arsenic anomaly found in the soils of the area.

The curved, circular area of intrusive, with very poor exposures, on the western margin of Quartz Gulch, west of the BG diatreme, may contain another diatreme center.  The feature is associated with local mineralization and strong geochemical anomalies on its southeastern boundary, and with very strong alteration and local brecciation of the very limited rock exposures within it.  Its northwestern boundary is completely covered, but morphology suggests the continuing circularity of the northwestern margin, to complete the circle.  If the ring-structure is associated with a diatreme, it could be another large vent, about 1,500 feet across.

The large area of highly altered, leached breccia along the drainage immediately south of the hilltop area, in the southern part of the property, may be a breccia pipe.  It occurs near the contact of the Missoula Group quartzites with another highly altered igneous body to the south.  The brecciated area, which contains both sedimentary and igneous clasts, is south of the soil chemistry grid, and is on projection of a gold and arsenic geochemical high (Figure 5).  Other brecciated areas were encountered south of the Dutch land position.  However, no trenching or drilling has been done in this area; hence, little is known about these eruptive centers.

Breccia pipes occur on the northern and northeastern margins of the Quartz Gulch intrusive, north of Quartz Gulch.  Float and limited outcrops of apparent diatreme breccias occur locally in several other places. Smaller vent breccias, or small diatremes, were also intersected by some of the trenches, and most notably by drill holes in the BG94-5RC and BG95-8RC areas (Figure 6).

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

4.2.2	STRUCTURAL GEOLOGY

Thrust Relationship
The US Geological Survey has mapped the contact of the two stratigraphic packages as a younger-over-older thrust fault29.  Younger-over-older thrust faults such as this are rare, and involve complex structural development.  Later mapping by the MBMG does not show this thrust relationship30.

Based on drilling into the main diatreme complex, the thrust relationship between the Helena-Wallace thrust plate and the Missoula Group plate appears to be a much more common older (Helena-Wallace) over younger (Missoula Group) thrust.  This is the opposite of the USGS mapping, but the Precambrian units are all generally gently dipping toward the northwest, and straight projection places the Helena-Wallace rocks over the Snowslip Formation (Missoula Group) rocks.  However, this projection may result from complications of later high-angle faulting.  Assuming that the thrust relationship is normal older-over younger, the fact that the BG diatreme complex and other diatreme zones structurally below the defined rim of the BG diatreme contain Helena pebbles suggests possible complications.  The occurrence of the xenolithic pebbles in the diatremes can be explained in several alternative ways.

❑
The literature states that diatremes, after episodes of gas venting, have repeated periods of collapse, when overlying rocks and wall rocks fall back into the open vent.  These collapse episodes allow rocks from overlying formations to work their way deep into diatremes.  Based on the area geological history, at the time of venting, the Helena/Wallace thrust plate still overlays the diatreme vents and would have contributed to the vent materials.  The Helena/Wallace rocks have locally been eroded away in more recent time.

❑	The thrusting may be imbricate or stacked. The small diatremes could then be carrying the Helena pebbles from a lower thrust slice of Helena Formation.

❑
The USGS interpretation of younger over older thrusting may be correct regionally, and the BG diatreme may be centered on a local secondary ramp structure, which would have locally pushed the Helena/Wallace plate over the Missoula plate.  This interpretation is compatible with the continued occurrences of dikes and intrusive masses well to the south and east of the local thrust contact.  If a large intrusive mass continues to follow the main thrust plate boundary, these igneous bodies would be intruding overlying structures and producing diatremes where gas build-ups occur.

❑
Additionally, the BG diatreme, and the thrust fault where it is likely rooted, both appear to be dipping steeply (possibly sub-parallel), and may stay in close proximity to considerable depths. If the thrust boundary and diatreme remain in close proximity, Helena pebbles may have been carried short distances into the diatreme along connecting fractures deeper in the diatreme, or could have recycled from the thrust sheet rubble zone.

_________________________
29	Wallace, C.A., 1986, Generalized Geologic Map of the Butte 1o X 2o Quadrangle, Montana: US Geological Survey Miscellaneous Field Studies Map MF-1924, scale 1:250,000
30	Lonn, J.D., et al, 2003, Ibid.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

The Precambrian units are not only in thrust contact with each other, but they also contain local internal high-angle faults and reverse faults.  To date, the Missoula Group rocks have been found to be extensively mineralized and brecciated, while the less broken Wallace and Helena Formations have generally been poorly mineralized, except along the margin of the BG diatreme, and on the ridge north of Quartz Gulch, about two miles to the north.

Normal and Reverse Faulting
In addition to the preferred northwest grain of the major dikes on the property, several of the contacts between the igneous rocks and the Precambrian sedimentary rocks, are straight, parallel, and northwest trending (Figure 9).  The lithologic boundaries and the dikes appear to be following a series of northwest-trending faults.  These trends follow the structural grain of the entire Sapphire Range, and the Northern Rocky Mountain Range as a whole.

The northeast-sloping hillside which contains Block A (Figure 6) has an abrupt northwest-trending break in slope near the lower boundary of Block A.  The break generally follows the contact of the intrusive rocks downhill and the Precambrian rocks uphill, but has Precambrian rocks on both sides of the break in slope.  This break also appears to be a northwest-trending fault.  This fault may continue downhill to become the mineralized contact in Quartz Gulch, between the intrusive rocks to the northeast and the Precambrian rocks to the southwest.

These northwest-trending faults are clearly very important local geological controls.  At least some of these faults existed before the ore mineralization, and apparently helped to control it.  Several of these faults, such as the faults that form the northwest-trending linear boundaries of the intrusive complex, clearly had post-intrusive, post-diatreme and post-mineralization movement.  They appear to have had more recent movement than the northeast-trending structures, although it is possible that the northwest- and northeast-trending faults were originally formed as a conjugate set.

4.3	MINERAL DEPOSITS

4.3.1	GENERAL

The results of the drilling, geophysics, and detailed outcrop mapping indicate the following key sequential geological developments at Basin Gulch.

❑
Thrust fault-controlled juxtaposition of the Wallace/Helena and Missoula Group Precambrian sedimentary sequences.  The thrust fault is one of a series of regional thrust sheets in a Mesozoic thrust belt, which has been traced from Mexico through Alaska.  Within the Belt Super Group rocks, the thrusts generally follow the bedding planes of the easily mobilized siltstone and shale sections within these rocks.  The faults ramp steeply through the harder sandstone sections to the next shale section, and again follow the shale beds for long distances.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

❑	Formation of northwest- and northeast-trending high-angle faults, which may be post-thrust faulting, or could be the conjugate tear-fault sets associated with the thrust faulting.

❑	Intrusion and local extrusion of silicic igneous rocks, probably controlled by the easily intruded thrust fault zones and the northwest and northeast-trending high-angle faults.

❑	Invasion of the thrust fault zones by hot gases and fluids associated with de-gassing of the intrusive rocks and super-heating of groundwater. Dike swarms were emplaced at this and later times.

❑
Periodic diatreme venting of the accumulated gases and super-heated groundwater upward through weakness zones provided by joints, contacts and faults.  The emplacement of dike swarms and venting were accompanied by strong geothermal activity and gold and silver mineralization.  The BG diatreme and the other diatremes in the area formed at this time.  These diatremes continued to be active after considerable cooling of the near-surface rocks.  This long-term, episodic event deposited gold and silver, and then remobilized the mineral deposits.  The main focus of gold mineralization may be deeper in the diatremes, below any drilling to date.

❑
Emplacement of dikes into previously mineralized structures.  These dike rocks, which are usually more favorable host rocks for ore mineralization, intrude more strongly mineralized Precambrian rocks, suggesting that the Precambrian rocks were mineralized prior to dike emplacement.

❑	Post-mineralization dikes of relatively fresh quartz porphyry.

❑	Continued minor faulting, primarily along a northwest trend.

Gold Mineralization
Several factors make the Basin Gulch property a very strong gold and silver system.

❑
The Basin Gulch intrusive and sedimentary host rocks are anomalous in gold over large areas.  Widely scattered areas of the intrusive contain base levels of gold at an average of about 0.01 opt gold.  With this much gold in the system, it does not require significant major secondary concentration of the gold to create high-grade ore bodies.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

❑
Basin Gulch appears to have undergone more than one period of mineralization.  The different temperatures and available plumbing systems associated with individual ore-deposition events suggest that multiple high-grade ore localities will be found.

❑
The fault- and diatreme-created structural plumbing system, coupled with well-developed sedimentary bedding planes in the Precambrian rocks, and with joints in the intrusive, provided excellent channels for gold-bearing fluids at Basin Gulch.

❑	The chemically favorable intrusive rocks, the diatremes and related breccia zones, and the structurally well-prepared Precambrian quartzites all offer good host environments for ore deposition.

❑
The large areas of known gold mineralization, combined with the pervasive potentially economic mineralization, even in the Precambrian quartzites, indicate that the gold system is unusually large and strong.

❑	Geology and geochemistry suggest that erosion of the system is not deep, and the current surface level is high in the system.

The fieldwork in the 1990s indicated extensive disseminated ore-grade mineralization in the quartzites, which are generally poor host rocks for disseminated mineralization.  As a consequence, ore bodies in these quartzites found elsewhere in the region tend to be structurally limited and high-grade.  This indicates that local high-grade ore zones should still be the preferred ore type in the Basin Gulch Precambrian rocks.  Structurally controlled high-grade ore zones within the numerous faults and fractures in the Basin Gulch quartzites may consequently be relatively common on the property.  The common, scattered high-grade zones encountered in the drilling and trenching were observed to be related to faults and fractures.  Where these zones intersect other conduits or porous zones, such as breccia lenses, they can form significant high-grade ore zones.  Therefore, systematic exploration of these zones should be undertaken in the future.  These high-grade zones have the potential to be stand-alone ore bodies, or to significantly improve the economics of the surrounding bulk tonnage ore bodies.

It is just such a high-grade zone on the southeast corner of the BG diatreme that Dutch proposes to develop and step out as described later in this report.

Silver Mineralization
Silver values are moderately strong in the mineralized Basin Gulch property.  In many areas, the silver is directly associated with the gold mineralization, but locally, the gold and silver values may be independent.  A strong area of silver mineralization is in the northwestern part of the Block A reserve.  Within this area, the silver values exceed the gold values.  The few drill holes to date on the margins of the diatreme center show strong silver values.  The vent zones and other high-grade zones are often characterized by strong silver enrichment.  Float from a poorly exposed and unexplored zone which crosses Quartz Gulch just south of the boundary between Townships 6 and 7 assayed 0.086 opt gold, but also contained 21 opt silver, so additional areas of high silver occur and are not always easily predictable.  The data suggest that the silver mineralization is less disseminated than the gold mineralization.  Consequently, increased silver values suggest closer proximity to the main plumbing sources for the gold mineralization.  This association could be useful in finding new localities of strong gold mineralization.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

4.3.2	ORE MINERALOGY

The mineralization in Basin Gulch can be best termed as a volcanic-hosted gold and silver porphyry deposit, but one constrained by the structures surrounding and associated with the emplacement of the local diatremes as described previously.  Inspection of the drilling and assay records from the work done by CMM indicates there is a very high background gold and silver level throughout the Tertiary lavas, and in the Precambrian rocks that have been brecciated, altered and in-filled by the effects of the diatremes.  This elevated background of gold and silver mineralization is then punctuated by areas of high-grade mineralization, associated with the edges of the diatremes, and areas where the boundaries of the diatremes have been penetrated by local faulting.

The ore mineralogy at Basin Gulch is fairly simple.  The gold has not found yet been found in veins per se on the site.  The ore-bearing zones are instead breccias associated with fracture zones bounding the diatremes found on the site, fracture and slump features formed within the diatremes or during post-magmatic pulses, and fault zones either created during the emplacement of the diatremes, or re-mobilized by the diatremes emplacement.  Fundamentally, any structure that provided a fluid and/or vapor pathway appears to have been inundated with gold-bearing fluids and vapors.

The diatreme ore-bearing rock itself is a polymictic breccia31 of juvenile silicic clasts, xenoliths of surrounding Precambrian country rock, and silica and ash flow that flooded the open spaces during fluid emplacement.  The gold and silver are seen primarily as free metal, with possibly some Ruby Silver (Pyrargerite or Proustite) observed.  The gold is very fine to very coarse, and can actually be seen in rock cores and some outcropping breccia samples with the unaided eye.  Analytical data from selected drill holes seems to indicate the gold is associated with very strong Arsenic anomalies and somewhat weaker Antimony anomalies.  However, no Realgar or Orpiment (sulfides of Arsenic) was seen in the ore samples.

Drilling data reviewed for this report indicate there is very little sulfide ore down to a depth of about 250 feet.  Any sulfides near the surface have been oxidized to hematite and limonite.  It is unclear if this oxidation is due to natural differential weathering caused by the porous nature of the breccias, or due to alteration during the closing gaseous phases of the final magmatic pulse.

_________________________
31 Silberman, M.L., 1997, Letter Report on Petrology of Rock Samples:  Letter report to Magma Gold, Inc., 3p.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

Summary
In summary, the overall precious metal pattern suggests that intense, widely distributed gas venting and superheating of groundwater occurred across the mineralized area, and probably beyond the currently identified area.  This gas venting was associated with the emplacement of numerous volatile-rich silicic dikes and igneous bodies into a stack of thrust-faulted sedimentary rocks.  As fits the regional structure, many of the igneous bodies appear to have been injected along the thrust sheets.  This created an ideal environment for the formation of diatremes of varied scales, and for the formation of ore bodies.  This infers that there are numerous and varied mineral targets in the Basin Gulch area.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

5.0
ORE ANALYSIS AND
VOLUME ESTIMATES

5.1	SAMPLING METHOD AND APPROACH

During the work performed by CMM and the other exploration companies, samples were taken from outcrops, float rock, test trenches and from drill holes.  The actual samples and most of the assay results, taken by Kennecott, Cyprus and Chevron during their work in Basin Gulch were not available for inspection.  In addition, the samples taken from outcrop and in test trenches by all parties were not available for evaluation in this NI 43-101.  Consequently, the only data available for evaluation were the results of the numerous reverse circulation and diamond core drill holes constructed by CMM from before 1993 until 1997.

However, during the late stages of preparation of the 2009 NI 43-101, DBA was contacted by a third party that has been in negotiations to purchase the old Cable Mountain Mine and surrounding properties.  They informed DBA that most of the core and drill cuttings from the exploration at Basin Gulch were found in storage at the Cable Mountain facility near Georgetown Lake, Montana.  When the third-party obtains control of the property, they stated that they will allow Dutch to retake control of the core and cuttings.  However, because they will not control the samples for at least several months, DBA could not inspect and re-assay the samples for validation of the exploration results to include in this 43-101.  It is not clear if the re-discovered collection of samples includes core and cuttings from drill holes done by Cyprus and/or Chevron.  Kennecott did not drill during their tenure controlling the property.  During preparation of this 2010 update we contacted the third party and found that Dutch still cannot take control of the cuttings and cores.  However, later in 2010 they will be recovered.

Review of field methodology by CMM indicates the following.

❑
Samples from reverse circulation drill holes were taken using a ¼ splitter supplied by the drill contractor.  The coarse nature of the free gold can lead to problems associated with assaying reverse circulation drill holes.  The coarse gold tends to drop to the bottom of the holes, while the rock cuttings and rock flour are lifted by compressed air, to be collected through the sampling line.  Thus, the assays of the samples obtained from reverse circulation holes in this geologic environment can represent a very conservative picture of the actual gold values.

❑
Samples taken from the few core holes that were twinned off of the reverse circulation holes were obtained by diamond-sawing each interval into ¼ sections.  One sample was submitted for analysis, one sample retained for future analysis, and ½ of each core archived for future reference.  Unfortunately, the diamond core samples were not available for inspection during preparation of this NI 43-101 (see previous paragraph for updated details).  The few diamond core holes consistently showed much higher gold content than the reverse circulation holes.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

5.2	DATA VALIDATION AND SAMPLE SECURITY

David Brown & Associates personnel cross-checked selected laboratory results with the GEMCOM data base, which was used to calculate gold volumes by both GEMCOM in their 1997 evaluation and in the DBA 2006 evaluation for Blocks A and B.  In all instances examined, the results taken from the laboratory sheets matched the entries into the GEMCOM data base.  However, the entire data base was not reviewed, and a statistical analysis of assay results was not performed to identify any statistically aberrant results.  For the purposes of this report, the results of the analytical results were accepted as offered by Dutch.

During the drilling, trenching and outcrop sampling exploration work done by CMM, split samples were taken and submitted to multiple analytical laboratories for gold and silver assays, and for side-by-side duplicate comparison.  Examples of laboratory reports from the various laboratories are included as Appendix VI of the 2006 NI 43-10132.

The majority of the drill holes were assayed on five-foot intervals by fire assay as described previously in Section 5.1 of this document.  Most of these samples were fire assayed by Mount Powell Laboratories.  The manager of Mount Powell Laboratories teaches assaying techniques and chemistry at the School of Mines at Montana Tech in Butte, Montana.  Many comparison check assays were completed by Assay Lab, Inc; ALS-Chemex; Bondar Clegg; and other laboratories with overall compatible results.  Two additional splits of any high-grade assays were automatically run, to confirm the initial results.  The initial drilling assay samples were prepared by Dawson Metallurgical Laboratory in Salt Lake City and fire assayed by Assay Lab, Inc., also of Salt Lake City.

Dawson also ran bottle roll cyanide leach tests and bulk sample tests involving gravity recovery, followed by fire assays of the heads and tails, with total gold recovery tests of the concentrates on numerous samples.  In addition, Kappes, Cassiday & Associates and CMM (in house) conducted several column leach tests.  The results of the extraction testing are presented in Section 5.3 of this report.

Both Assay Lab, Inc., and Mount Powell Laboratory supervisors were interviewed by DBA during the preparation of the 2006 NI 43-101.  Wayne Olmstead of Mount Powell Laboratories stated that his laboratory physically picked up the drill hole cutting samples at the project site, and were responsible for the chain-of-custody to their laboratory in Deer Lodge Montana, some 80 road miles east of Basin Gulch.  Mr. Olmstead said that the policy of their laboratory was to run check samples with every run of fire assays, which are about one blank, one standard, and two duplicates for every 200 samples.  In addition, Cable Mountain submitted blinds and doubles to check results5.  Cable Mountain also submitted duplicate samples to other laboratories to cross-check results.  Mount Powell also runs master standard samples obtained from the MBMG on a regular basis.

_________________________
32	David Brown & Associates, 2006, Ibid.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

When interviewed by DBA personnel in 2006, Ron Bianchi, the supervisor for Assay Labs, Inc. stated their laboratory received the sample directly under a chain-of-custody from Dawson Metallurgical.  Mr. Bianchi stated their QA/QC procedures were very similar to Mount Powell, with a duplicate being run from about every 30 to 40 fire assays.  Standards were run at a rate of about one for every 200 fire assays.

The procedures performed by CMM and by the two major laboratories are consistent with standard procedures at fire assay laboratories, with the number of duplicates, doubles, and blinds assuring the presented analytical results.

5.3	METALLURGICAL TESTING AND MINERAL PROCESSING

5.3.1	METALLURGICAL TESTING

1996
In 1996, CMM delivered to Kappes Cassiday & Associates (KCA) of Reno, Nevada five different samples of ore material from the Cable Mountain Mine Project.  The samples were from the Basin Gulch project, and delivered for metallurgical and resource recovery testing by KCA.  The five samples were tested individually, and were identified as KCA Samples No. 23239, 23240, 23241, 23242 and 23243.  The Cable Mountain ore samples were prepared and utilized for a series of column tests to determine gold and silver recovery.  The following tests were performed:

❑	Gold and silver assays on head splits from each of the five different type of ore samples.

❑	Five separate head screen analyses on the samples for the column leach tests (as-received crushed size).

❑	Cyanide bottle roll leach tests.

❑	Five separate cyanide column leach tests on the as-received samples (four columns at 21 day leach tests and one column at 35 day leach tests).

❑	Fresh water wash tests.

❑	Tail screen analyses of the cyanide column tailings.

_________________________
33	Perttu, Rauno, 2006, Personal Communication.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

Head analyses were completed in duplicate on the five as-received samples (Table 1).  Head screen analyses were performed on each as-received sample size utilized for the column leach tests (Table 2).

One cyanide bottle roll leach test was conducted on a pulverized (minus #100-mesh) portion of the CMM Siliceous sample.  Gold recovery for the cyanide bottle roll leach test was 80.6% after 48 hours of leaching, based upon a calculated head grade of 0.036 ounces per ton (opt) Au.  Silver recovery was 60.5% based upon a calculated head grade of 0.81 opt Ag.  Sodium cyanide consumption was 0.10 pounds of NaCN per ton of material leached.  Hydrated lime consumption was 6.40 pounds of Ca(OH)2 per ton of material leached.

Cable Mountain Description	KCA Sample No.	Crushed Size	Head Assay		Wt. Average Screen Assay
			opt Au	opt Ag	opt Au	opt Ag
Siliceous	23239	As-Received	0.033	0.78	0.035	0.79

Igneous	23240	As-Received	0.012	0.25	0.011	0.21

Pile # 1	23241	As-Received	0.152	1.19	0.141	1.08

Pile # 2	23242	As-Received	0.007	0.17	0.006	1.10

Pile # 3	23243	As-Received	0.014	0.88	0.012	0.92

Table 1: KCA Head Assay Results

One cyanide bottle roll test was conducted on a pulverized (minus #100-mesh) portion of the CMM Igneous sample.  Gold recovery for the cyanide bottle leach test was 85.7% after 48 hours of leaching, based upon a calculated head grade of 0.014 opt Au.  Silver recovery was 51.9% based upon a calculated head grade of 0.27 opt Ag.  Sodium cyanide consumption was 0.30 pounds of NaCN per ton of material leached.  Hydrated lime consumption was 8.03 pounds of Ca(OH)2 per ton of material leached.

One cyanide bottle roll test was conducted on a pulverized (minus #100-mesh) portion of the Pile #1 sample.  Gold recovery for the cyanide bottle leach test was 89.5% after 48 hours of leaching based upon a calculated head grade of 0.153 opt Au.  Silver recovery was 61.2% based upon a calculated head grade of 1.16 opt Ag.  Sodium cyanide consumption was 0.10 pounds of NaCN per ton of material leached.  Hydrated lime consumption was 8.00 pounds of Ca(OH)2 per ton of material leached.

One cyanide bottle roll test was conducted on a pulverized (minus #100-mesh) portion of the Pile #2 sample.  Gold recovery for the cyanide bottle leach test was 75.0% after 48 hours of leaching based upon a calculated head grade of 0.008 opt Au.  Silver recovery was 57.3% based upon a calculated head grade of 1.24 opt Ag.  Sodium cyanide consumption was 0.30 pounds of NaCN per ton of material leached.  Hydrated lime consumption was 6.41 pounds of Ca(OH)2 per ton of material leached.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

One cyanide bottle roll test was conducted on a pulverized (minus #100-mesh) portion of the Pile #3 sample.  Gold recovery for the cyanide bottle leach test was 73.3% after 48 hours of leaching based upon a calculated head grade of 0.015 opt Au.  Silver recovery was 39.4% based upon a calculated head grade of 0.99 opt Ag.  Sodium cyanide consumption was 0.10 pounds of NaCN per ton of material leached.  Hydrated lime consumption was 8.01 pounds of Ca(OH)2 per ton of material leached.

KCA Sample No.	KCA Test No.	CMM Sample ID	Calculated Head opt Au	Average Tail opt Au	Percent Recovery Au
23239	23281 A	Siliceous	0.033	0.007	80.6
23240	23281 B	Igneous	0.014	0.002	85.7
23241	23281 C	Pile #1	0.153	0.016	89.5
23241	23281 D	Pile #2	0.008	0.002	75.0
23243	23281 E	Pile #3	0.015	0.004	73.3
Table 2:  KCA Summary of Cyanide Bottle Roll Test

A total of five separate column leach tests were performed on the as-received Cable Mountain samples.  Metal recoveries for each of the five individual cyanide column leach tests were as follows (Table 3):

❑
Gold recovery for the Siliceous ore sample was 55.6% after 21 days of leaching based upon a calculated head grade of 0.036 opt Au (Figure 10).  Sodium cyanide consumption was 0.30 pounds of NaCN per ton of material leached.  Hydrated lime consumption was 2.15 pounds of Ca(OH)2 per ton of material leached.  The column charge was agglomerated with 5 pounds of cement per ton of ore leached.

❑
Gold recovery for the Igneous ore sample was 92.3% after 21 days of leaching based upon a calculated head grade of 0.013 opt Au.  Sodium cyanide consumption was 0.56 pounds of NaCN per ton of material leached. Hydrated lime consumption was 0.15 pounds of Ca(OH)2 per ton of material leached.  The column charge was agglomerated with 5 pounds of cement per ton of ore leached.

❑
Gold recovery for the Pile#1 ore sample was 85.6% after 35 days of leaching based upon a calculated head grade of 0.139 opt Au.  Sodium cyanide consumption was 0.43 pounds of NaCN per ton of material leached.  Hydrated lime consumption was 0.15 pounds of Ca(OH)2 per ton of material leached.  The column charge was agglomerated with 15 pounds of cement per ton of ore leached.

❑
Gold recovery for the Pile#2 ore sample was 75.0% after 21 days of leaching based upon a calculated head grade of 0.006 opt Au.  Sodium cyanide consumption was 0.32 pounds of NaCN per ton of material leached. Hydrated lime was not added to this test.  The column charge was agglomerated with 15 pounds of cement per ton of ore leached.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

❑
Gold recovery for the Pile H#3 ore sample was 69.2% after 21 days of leaching based upon a calculated head grade of 0.009 opt Au.  Sodium cyanide consumption was 0.42 pounds of NaCN per ton of material leached.  Hydrated lime was not added to this test.  The column charge was agglomerated with 15 pounds of cement per ton of ore leached.

KCA Column Test No.	Cable Mt. Description	% Gold Recovery
23401	Siliceous	55.6

23458	Igneous	92.3

23404	Pile #1	85.6

23461	Pile #2	75.0

23464	Pile #3	69.2
Table 3:  KCA Metal Recoveries

The column leach tests sodium cyanide consumption averaged 0.41 pounds NaCN per ton of material leached and ranged from 0.30 to 0.56 pounds per ton.  Hydrated lime consumption averaged 0.49 pounds of Ca(OH)2 per ton of material leached and ranged from 0.00 to 2.15 pounds per ton.

Each of the five column leach tests was then washed with fresh tap water.  The fresh water rinse test was conducted by applying fresh water to the column at a rate of 0.005 gallons per minute per square foot of column surface area.  Every twenty-four hour period the column effluent was measured, assayed for cyanide and then discarded.  The test was continued until the effluent solutions dropped below 0.2 mg/L WAD cyanide for three consecutive days.

The Siliceous column test material required 1.35 tons of fresh tap water per ton of material washed to reach an effluent of <0.2 mg/L WAD cyanide.  The Igneous column test material required 0.81 tons of fresh tap water per ton of material washed to reach an effluent of <20.2 mg/L WAD cyanide.  The Pile #1 column test material required 1.32 tons of fresh tap water per ton of material washed to reach an effluent of<0.2 mg/L WAD cyanide.  The Pile #2 column test material required 3.30 tons of fresh tap water per ton of material washed to reach an effluent of <0.2 mg/L WAD cyanide.  The Pile #3 column test material required 3.25 tons of fresh tap water per ton of material washed to reach an effluent of <0.2 mg/L WAD cyanide.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

Figure 10:
Summary of Au Recovery Vs Time for the Column Leach Tests

1997
In 1997 CMM submitted Basin Gulch samples to American Assay Laboratories, Inc (AAL) of Sparks, Nevada to perform Agitated Cyanidation Testing (Figure 11).

During this testing, the samples were analyzed using the standard bottle roll cyanidation test to determine gold recovery, recovery rate and reagent consumption.  However, the samples were assayed after 2, 6, 24, 48, 72, 96, 120, 144, 168, and 192 hours to establish gold extraction rates.  A 20ml sample of pregnant solution was extracted at each time interval for analysis using standard Atomic Absorption methodology.  After 196 hours, the solids were then filtered off and the leached tails assayed for gold using the fire assay method.

The results of this work indicate initial fairly rapid initial recovery of the finely disseminated gold found in the samples in the first 24 hours.  As the leaching continued, recovery rates decreased and then began to increase again, usually at about 96 to 120 hours from test beginning.  According to AAL, This “double solubility curve” is in all likelihood due to pitting of the free gold particles by the cyanide solution (Figure 11).  The second increase in recovery rate is then due to dissolution of the gold particles.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

Figure 11:
Plot of Time Vs Au Recovery for the 70-to 75-foot Interval
Of Drill Hole 94-70rc

5.3.2	MINERAL PROCESSING

The results of this testing indicate the following

❑	Extraction rates of up to 95% can be reasonably expected from the gold ore from the Basin Gulch property in a properly designed treatment mill.

❑	A counter-current cyanidation process appears to be the basic mill of choice. This needs to be confirmed and designed by a qualified Metallurgical Engineer.

❑	Retardation chemicals are available to prevent the double solubility curve seen in the results of the AAL work.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

5.4	2006 MINERAL RESERVE ESTIMATE FOR BLOCKS A AND B

5.4.1	GENERAL

The portion of the prospect, located at the head of Basin Gulch and labeled as Block A and Block B, received significant drilling, mapping, sampling, assaying and evaluation, and can clearly be included as a Mineral Reserve as defined in the guidance documents for NI-43-101.  These two blocks have been explored with 82 drill holes and some 25,546 feet of drilling.  In addition, assay samples of every 5-foot interval were taken, for a total of just over 4,700 samples analyzed (Figure 6).

Those two ore blocks were the target of the 2006 report and the resulting proposed exploration program.  In the DBA 2006 evaluation, those targeted high-grade ore blocks of the Reserve were not cut off as to the concentration of gold at any set ounce per ton level, because the Basin Gulch mineral deposit has a common and widely-occurring nugget effect, where very high grade, multi-ounce per ton gold mineralization is found in discontinuous high grade zones, adjacent to areas of down to less than 0.01 opt gold.  Visual examination of the 4,700 assays from the 82 drill holes analyzed, for the two ore blocks evaluated for this report, showed that there were less than 20 samples where the gold content was nil.

5.4.2	METHODOLOGY AND RESULTS

Methodology
The methodology used in 2006 by DBA to determine the volume and grade of ore in the high-grade Blocks A and B of the Basin Gulch prospect is described below.  Because of the significant amount of drilling done on this site, and the porphyritic nature of the gold mineralization, this methodology was considered to be logical, reproducible, data-driven, and reasonable in its approach.

❑
Concentrations of gold only were inspected for each of the drill holes drilled in the area of interest.  CMM had assays run on samples from each 5-foot interval in all drill holes.  Thus, a 300-foot drill hole, for example, had 60 fire assays, with one done for each 5-foot interval.  This gives a total for the 82 drill holes and just over 4,700 gold assays analyzed.

❑
No gold-equivalent silver was used in the evaluation, to add a significant conservative factor to the calculations, although silver values are strong throughout the area, and occasionally represent the major economic value.  Silver constitutes a significant resource in Basin Gulch with an observed consistent ratio of approximately 20 ounces of silver for every single ounce of gold.  At today’s prices (January, 2010) including gold-equivalent silver could raise the gold grade and volume by just over one quarter.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

❑
A simple average of the gold concentration for each drill hole was extracted using the assay results from each sample interval.  Because each sample interval was consistent in each hole, this method was mathematically consistent and each sample could be given equal weight with an Assurety Level of 1.0.  With the porphyritic nature of the gold mineralization throughout the diatreme complexes on the site, plus the occasional high-grade levels encountered, this methodology gives a true mathematical representation of the ore encountered in the drill holes on the site.

❑
The volume of rock in a cylinder with a radius of 20 feet was calculated around the drill hole.  This volume was then reduced to tons using a conversion factor of 12 cubic feet per ton.  This yielded a tonnage of rock within the 20-foot cylinder.  The tonnage calculated by this method was then multiplied by the average concentration of gold in ounces per ton, which yielded the number of ounces that could reasonably be expected within 20 feet of the drill hole.  This number was labeled as Proven Ore as defined in the NI-43-101 guidance documents.

❑
A second cylinder extending out from the 20-foot cylinder to a radius of 60 feet was defined.  This incremental volume was then calculated and reduced to a gold volume using the above-described technique that was defined as a reasonable number for Probable Ore.

❑
The volume of gold inside the defined ore block, but between the drill holes, which was beyond 60 feet, was not estimated as to ore volume or grade and was ignored.  This adds an additional level of conservatism to the estimate.

The results of these simple, but representative calculations for each drill hole within the Block A high-grade zone are presented below in Table 4.  The individual assay reports are presented in the CD attached to the 2006 43-101 report as Appendix III.

Drilling Year	Holes Drilled In Block A	Total Footage	Ounces Au Proven	Ounces Au Probable

Pre-1993,1993	17	4,616	9,218	73,747
1994	30	6,990	19,669	157,351
1995	21	7,300	10,276	82,206
1996	No Holes Drilled in Block A
1997	No Holes Drilled in Block A
Totals	68	18,906	39,163	313,304
	Total Proven and Probable			352,467

Table 4:  Ore Volumes From Drilling Results, Block A

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

The results of these calculations for each drill hole within the Block B high-grade zone area presented below in Table 5.  The individual assay reports are presented in the CD attached to the 2006 43-101 report as Appendix III.

Drilling Year	Holes Drilled In Block B	Total Footage	Ounces Au Proven	Ounces Au Probable
Pre-1993, 1993	0	No Holes Drilled
1994	5	1,370	1,349	10,789
1995	2	600	1,675	13,397
1996	3	875	1,056	8,446
1997	5	1,900	4,106	32,850
Totals	14	4,745	8,186	65,482
	Total Proven and Probable			73,668

Table 5:  Ore Volumes From Drilling Results, Block B

This calculations yield approximately 426,135 ounces of combined Probable and Proven gold for the Ore Reserves in Blocks A and B only, with the resource open in all directions, including downward.  If 20% is removed to represent uncertainty, this number is approximately 341,000 ounces of gold.  Also adding to this conservative approach is that the silver content was not converted to gold equivalency and added to the gold calculated above.  As stated previously, the estimated average ratio of silver to gold was about 20 ounces of silver to every single ounce of gold.

5.5	1996 GEMCOM MINERAL RESERVE ESTIMATE

5.5.1	GENERAL

In 1996 CMM retained GEMCOM (USA) Inc of Reno, Nevada to prepare an initial estimate of the gold and gold-equivalent silver in a limited portion of the Basin Gulch property.  This evaluation was preliminary in nature, only included the drilling results from less than one third of all the holes drilled on the site, and was never included in a formal report by GEMCOM.  The portion evaluated is located at the head of Basin Gulch and includes Blocks A and B (Figure 12).

5.5.2	METHODOLOGY AND RESULTS

Under the direction of CMM, GEMCOM split the head of Basin Gulch into six polygons.  These polygons were defined based on the density of drill holes in each area.  Figure 12 shows the location of the polygons and the location of the drill holes.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

Figure 12:  GEMCOM and DBA Polygon Locations

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

The assay results from the drill holes were placed into spreadsheets in the GEMCOM program and run using several variables.  Runs were made using a diameter around each hole of 100 feet, 200 feet, 300 feet, 600 feet and 800 feet to the polygon boundaries, which were modeled as a hard vertical boundary.  The volume of gold in the spaces between the cylinders created around each drill hole was estimated using a proprietary algorithm that assigned gold and silver content averages taken from the drill hole sample assay data.  Overlaps were likewise accounted for.  In all cases, a depth of 100 feet was used below the bottom of the drill hole as a vertical cutoff.  Several computer runs were made for each subarea using the PC Mine Version 3.0 computer program.  These volume estimates included less than one third of all the drill holes on the site.

Only a limited number of GEMCOM runs were available for inspection for preparation for the 2009 NI 43-101.  These are presented below in Table 6.  The computer run results inspected for preparation of the 2009 NI 43-101 did not differentiate between Proven and Probable ore grade.  However, there are notations from GEMCOM that the numbers represent a summation of the two.

Subareas
The first subarea analyzed was Area A, which is shown on Figure 12.  This analysis also included trenching results at the surface.

The second subarea analyzed is called the Hilltop subarea, which is shown on Figure 12.  This includes the entire hillside above the 6,040-foot elevation, but does not include the Trail subarea.

The third subarea analyzed is called the Trail subarea, which is shown on Figure 12.  This was an area that was stepped out to the south, on the south slopes of Hilltop subarea.

Average Grade opt Au + Au Equivalent Ag	Cutoff Grade opt Au + Au Equivalent Ag	Subarea	Ounces Au Proven and Probable

0.010	0.005	Hilltop Minus Trail	2,018,352
0.015	0.005	Hilltop Minus Trail	1,012,651
0.060	0.005	Hilltop Minus Trail	264,431
0.015	0.005	Trail	80,117
0.060	0.005	Trail	33,400
0.013	0.005	A Block	5,502,298
0.024	0.005	A Block	2,509,139
TOTALS ALL SUBAREAS
0.012	0.005	All	7,600,000
0.026	0.005	All	2,803,970
Table 6:  GEMCOM Computer Modeling Results

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

The results of the GEMCOM work yielded a combined volume of Proven and Probable gold and gold-equivalent silver ranging from 2,803,970 ounces Au with an average grade of 0.026 opt to 7,600,000 ounces Au with an average grade of 0.012 opt Au.  Cutoff grade in all cases was 0.005 opt Au.  Because these numbers were not reported formally and are adapted from preliminary raw data sheets only, they should be recognized as such.  In addition, these volumes are for a portion of the entire project only, including the results from less than one third of the drill holes on the project site, and the gold mineralized area has not been defined either in all four horizontal directions, or in depth.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

6.0
INTERPRETATIONS AND
RECOMMENDATIONS

6.1	INTERPRETATIONS

Based upon the historical geological and sampling information on the Basin Gulch Mine described previously in this report the following interpretations are made,

❑
Geologic conditions exist that have proven very favorable for development of a persistent gold porphyry deposit on the Basin Gulch Mine property.  Within the large porphyry deposit there are easily identified high-grade zones created by geological conditions that can be exploited by small-scale high-grade mining techniques.  Two such areas have been recognized and have received significant drilling.  They are called Ore Block A and Ore Block B and were analyzed previously in a 43-101 prepared in 2006.

❑	Two volumetric calculations have been made; one for Blocks A and B by DBA in 2006 and one for the Hilltop Block, Trail Block and A Block by GEMCOM in 1997.

o
The 2006 DBA results yield approximately 341,000 ounces of gold only for Blocks A and B without addition of gold-equivalent silver.  These blocks were defined by drilling density; thus, they are open in all four horizontal directions and vertically.

o
The 1997 GEMCOM results, based on less than one-third of the drill holes, yielded a combined volume of Proven and Probable gold and gold-equivalent silver ranging from 2,803,970 ounces Au with an average grade of 0.026 opt to 7,600,000 ounces Au with an average grade of 0.012 opt Au.  Cutoff grade in all cases was 0.005 opt Au.  The area analyzed also included the 2006 DBA Blocks A and B.  These blocks were based on drilling density, thus the volumetric estimates are open in all four horizontal directions and vertically.

o
Because all the drill holes and all the assays were not used for these calculations, and both estimates are open in all directions, these volume estimates should be viewed as the low end of the total gold present on the site.

❑
Beneficiation studies indicate up to about 95% or more of the gold can be easily extracted from the ore using cyanide.  However, using cyanide in conjunction with an open pit mine is presently prohibited in Montana.  Thus, an alternative mining method or beneficiation method will have to be developed.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

❑	The mining property is located in an area that can be easily hydraulically isolated from nearby Rock Creek. Biological studies have shown the area to be free of Endangered or Threatened Species.

❑	A significant amount of environmental studies have been made on the site. Thus the time to permit the exploration and test mining activities proposed by Dutch should be minimized.

❑
There appears to be a high probability that more high-grade zones exist on the property.  They can be identified by a focused exploration program of mapping, drilling, trenching, sampling, and assaying.

6.2	FURTHER WORK

6.2.1	EXPLORATION

Based on the data review as presented in this report, and the above Interpretations, the following exploration plans have been made by Dutch.

❑
Dutch plans to contract for a 3-D CSAMT study of the entire lease block and surrounding areas.  The work done by Zonge in the 1990s clearly defined the location of the target diatremes.  This study will focus on locating more diatremes and potential drilling targets.

❑
Dutch will then follow up this geophysical program with a reconnaissance surface mapping and sampling program that could lead to further claim staking to encompass all potential mineralized eruptive centers.

❑
Dutch plans to complete additional larger diameter (HQ-size) diamond core holes in the BG94-42 locality to further define the previously discovered high-grade ore block in this area.  Actual assays in this area were up to 71 opt gold over 5 feet in an encountered volcanic breccia.

❑	Dutch plans to complete additional holes to perhaps two thousand feet in depth, in the BG95-152 area in an attempt to encounter the boiling zone within the diatreme complex.

❑
Dutch will complete two to three additional core holes in the BG94-5 locality to further define the high grade zone in the altered diatreme zone that was also exposed in a trench across the drill hole area.

❑
Dutch will conduct limited surface geochemical sampling across several areas in which previous past drilling encountered high-grade intercepts.  Dutch will then drill several holes in an effort to expand these high-grade vein intercepts, to establish if the intercepts represent potentially mineable high-grade ore shoots.  The currently known intercepts appear to define the locations of at least four potential ore veins.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

❑
Dutch plans to drill the diatreme complex in at least one other area, beyond the BG95-152 area.  Dutch personnel believe that the nested diatreme complex has a very real potential to host high grade mineralization in an underlying boiling zone.  The deepest hole to date, at 1,045 feet, did not encounter the boiling zone which, has been shown in diatremes to often contain the highest ore values.  This target will be initially tested by three to five drill holes, which could be as deep as plus-2,000 feet.  Dutch believes that the potential for a large a high-grade deposit is realistic.

❑
When this exploration phase is complete, Dutch will commission another probabilistic model of the gold volume on the site to be made.  This estimation and volume distribution map will aid in further pre-development exploration and testing.

❑	Dutch will begin re-starting definition of biological and hydrological baselines that was begun in the 1990s. This will occur at the same time as the exploration is being done.

6.2.2	TEST MINING

The following is the currently recommended test mining plan.

❑
Upon completion of the follow-up evaluation in the BG94-42 area, Dutch plans to drive an intercept tunnel, starting approximately 100 feet downhill in elevation below the drill collar, to evaluate the high-grade zone by bulk sampling.  This portal will be located to allow extension of the drift to also bulk sample the high-grade diatreme zone encountered in hole BG94-5.  The gold in the BG94-42 area was found to be free gold and should be recoverable by simple gravity methods using the existing gravity mill in Philipsburg, Montana.  The tunnel will be completed to a standard that will allow it to be used as a production facility under and State of Montana Small Miner’s Exclusion operating permit.

❑
While the work in the first area is progressing, follow-up exploration of the other identified areas of high-grade mineralization will continue, as will step-out exploration for new potential ore shoots.  With success in these new areas, Dutch anticipates that the initial Small Miner’s Exclusion operation can be systematically expanded into a larger mining operation.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

7.0
REFERENCES

Alt, D.D., and Hyndman, D.W., 1979, Roadside Geology of the Northern Rockies: Mountain Press Publishing, Missoula, Montana, 280p.

American Assay Laboratories, Inc., 1997, Report on Agitated Cyanidation Testing of Cable Mountain Mine Samples: Consulting Report to Cable Mountain Mine, Inc, 20p.

Anderson Engineering, Inc., 1994, Topographic, Property Boundary, Drill Hole Locations, and Mining Claim Locations Maps: Prepared for Cable Mountain Mine, Inc., various scales.

Anonymous, 1997, Synopsis of Data Cable/Basin Gulch: Cable Mountain Mine, Inc., internal report, 4p.

Berry, F.J., 1915, Letter report to the Basin Mining Company of St. Louis, Missouri on Yearly Exploration and Development Activities: Consulting Letter Report to Basin Mining Company, 4p.

David Brown & Associates, 2006, Preliminary Draft Report National Instrument 43-101F Basin Gulch Gold Property Independent Third-Party Evaluation Granite County, Montana:  Third-party evaluation prepared for Dutch Mining, Ltd, 46p.

David Brown & Associates, 2009, National Instrument 43-101 Basin Gulch Gold Property Independent Third-Party Evaluation Granite County, Montana: Third-party evaluation prepared for Aultra Gold, Inc., 53p.

Farmin, Rollin, 1934, “Pebble dikes” and associates mineralization at Tintic, Utah: Economic Geology, v.29, p. 356-370.

GCM Services, Inc., 1996, Cultural Resources Inventory and Evaluation: 1,080 Acres on Cornish and Basin Gulches Granite County, Montana: Consulting Report to Cable Mountain Mine, Inc, 68p.

GEMCOM, 1996, Preliminary ore volume and grade estimations, Basin Gulch, Montana: Draft consulting report to Cable Mountain Mine, no text, preliminary work only.

James W. Gelhaus, Consulting Meteorologist, 1996, Quarterly Air Quality Data Summary of the Basin Gulch Project: Consulting Report to Cable Mountain Mine, Inc., 11p.

Kappes, Cassiday & Associates, Inc., 1996, Cable Mountain Mine Project Metallurgical Test Program: Consulting Report to Cable Mountain Mine, Inc., 57p.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

Lonn, J.D., et al, 2003, Preliminary Geologic Map of the Philipsburg 30’X 60’ Quadrangle, Western Montana: Montana Bureau of Mines and Geology Open File report MBMG 483.

Lyden, C.J., 1948, The Gold Placers of Montana: Montana Bureau of Mines and Geology Memoir 26, Montana School of Mines, Butte.

Maxim Technology, 1995, Soil Heavy Metal Attenuation & Infiltration Study Cable Mountain Mine Inc. Basin Gulch Project: Consulting Report to Cable Mountain Mine, Inc., 14p.

Maxim Technology, 1995, Soil Baseline Study Basin Gulch, Montana: Consulting report to Cable Mountain Mine, Inc., 11p.

Maxim Technology, 1996, 1995 Water Resources Monitoring Report Basin Gulch Mine Project Granite County, Montana: Consulting Report to Cable Mountain Mine, Inc., 25p.

Perry, V.D., 1961, The Significance of Mineralized Breccia Pipes: 1961 Jackling Lecture, Society of Mining Engineers of AIME, Preprint No. 61I78, 35p.

Perttu, Rauno, 1996, Summary of Continuing Exploration at Basin Gulch, Granite County, Montana: Internal Exploration Report to Cable Mountain Mine, Inc., 29p.

Perttu, Rauno, 1994, Summary of January 1994 Exploration at Basin Gulch, Granite County, Montana: Internal Exploration Report to Cable Mountain Mine, Inc., 17p.

Perttu, Rauno, 2006, Personal Communication and Photo Archives.

Silberman, M.L., 1997, Letter Report on Petrology of Rock Samples: Letter report to Magma Gold, Inc., 3p.

Sillitoe, R.H., et al, 1984, Gold Deposits and Hydrothermal Eruption Breccias Associated with a Maar Volcano at Wau, Papua, New Guinea: Economic Geology, Vol. 79, pp 638-655.

Smyers, N.B., 1998, Minerals and Geology Missoula Ranger District, Lolo National Forest Rock Creek Drainage: US Forest Service Report.

Wallace, C.A., 1986, Generalized Geologic Map of the Butte 1o X 2o Quadrangle, Montana: US Geological Survey Miscellaneous Field Studies Map MF-1924, scale 1:250,000

Wenrich, K.J., and Sutphi, H.B., 1988, Recognition of Breccia Pipes in Northern Arizona: [in] Fieldnotes, Vol. 18, no.1, Arizona Bureau of Geology and Mineral Technology, 11p.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

Western Technology and Engineering, 1995, Waters of the U.S. Baseline Inventory and Delineation Basin Gulch Project Granite County, Montana: Consulting Report to Cable Mountain Mine, Inc., 22p.

Western Technology and Engineering, 1996, Basin Gulch Project Wildlife Baseline Study: Consulting Report Prepared for Cable Mountain Mine, Inc., 84p.

Western Technology and Engineering, 1996, Cable Mountain Mine, Inc. Basin Gulch Project Aquatic Biological Baseline Monitoring 1994-1995:  Consulting Report Prepared for Cable Mountain Mine, Inc., 150p.

W.I. Van der Poel, Geologist, C.P.G., 1993, VLF-R reconnaissance, Basin Gulch Project, Montana: Consulting report to Cable Mountain Mine, Inc., 20p.

Zeihen, L., 1986, Sapphire Deposits of Montana: Directory of Montana Mining Enterprises for 1986, Montana Bureau of Mines and Geology Bulletin 126.

Zonge Engineering & Research Organization, Inc., 1994, Final Report CSAMT Surveys Basin Gulch Prospect Granite County, Montana: Consulting Report to Cable Mountain Mine, Inc., 17p.

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
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Certificate of Qualifications

In relation to the geological report entitled National Instrument (NI 43-101) Basin Gulch Gold Property, Granite County, Montana, dated January 15, 2010, as amended (collectively, the “Report”), prepared for Dutch Gold Resources, Inc. (the “Company”), I, David E. Brown, RG/CEG, of Washougal, Washington, U.S.A. 98671 hereby certify as follows:

1.	I am a consulting geologist and Principal of David Brown & Associates.

2.
I am a geology graduate of Portland State University in 1975, am a Registered Professional Geologist in the states of Oregon, Washington, Idaho and California, U.S.A. and am a “qualified person” within the meaning of National Instrument 43-101 (the “Instrument”).

3.	I made four visits to the Basin Gulch Property, Granite County, Montana, U.S.A. on the following dates:

April 27, 2006
April 28, 2006
May 26th, 2009
May 27th, 2009

4.	I was responsible for the preparation of all sections of the Report.

5.
I am not aware of any material fact or material change with respect to the subject matter of the Report, which is not reflected in the technical report, the omission to disclose which makes the Report misleading.

6.	I am independent of the Company applying the tests set out in section 1.5 of the Instrument.

7.	I have read the Instrument and Form 43-101F1, and the Report has been prepared in compliance with the Instrument and Form 43-101F

January 15, 2010

/s/ David E. Brown
David E. Brown, RG/CEG – Principal
DAVID BROWN & ASSOCIATES

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation

Consent

TO:

British Columbia Securities Commission
Alberta Securities Commission
TSX Venture Exchange

AND TO:

Dutch Gold Resources, Inc.

In relation to the geological report entitled National Instrument (NI 43-101) Basin Gulch Gold Mine Property, Granite County, Montana, dated January 15, 2010, as amended (collectively, the “Report”), prepared for Dutch Gold Resources, Inc. (the “Company”), I, David E. Brown, RG, of Washougal, Washington, U.S.A. 98671 hereby certify as follows:

8.
I am a Principal of David Brown & Associates, Inc., am a registered Professional Geologist, registered in the States of Washington, Oregon, Idaho, and California, U.S.A. and am a “qualified person” within the meaning of National Instrument 43-101 (the “Instrument”).

9.	I was responsible for the preparation of the Report.

10.
I have read the Report and the written disclosure based upon the Report and do not have any reason to believe that there are any misrepresentations in the information derived from the Report or that the written disclosure contains any mis-representation of the information contained in the Report.

11.	I hereby consent to the filing of the Report and to the written disclosure of the Report and of extracts from or a summary of the Report in the written disclosure being filed.

January 15, 2010

/s/ David E. Brown
David E. Brown, RG/CEG – Principal	PROFESSIONAL SEAL
DAVID BROWN & ASSOCIATES

Dutch Gold Resources, Inc.
Basin Gulch Gold Prospect
Independent Third Party Evaluation